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Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of December 12, 2003

Among

ABBOTT LABORATORIES

SENATOR ACQUISITION CORPORATION

and

I-STAT CORPORATION

i

ii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER dated as of December 12, 2003 (the "Agreement"), among Abbott Laboratories, an Illinois corporation ("Parent"), Senator Acquisition Corporation, a Delaware corporation ("Sub"), and a wholly owned subsidiary of Parent, and i-STAT Corporation, a Delaware corporation (the "Company").

        WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase (i) all of the issued and outstanding shares of Company Common Stock (as defined herein), together with the Rights (as defined herein) attached thereto, for cash in an amount equal to U.S. $15.35 per share of Company Common Stock (the "Offer Price"), (ii) all of the issued and outstanding shares of Company Series D Stock (as defined herein) for cash in an amount per share equal to the Offer Price multiplied by the number of shares of Company Common Stock issuable upon conversion of a share of Company Series D Stock at the Determination Time, without regard to the restrictions on beneficial ownership in Section 7(a)(iii) of the Certificate of Designation of the Company Series D Stock, (the "Series D Offer Price"), and (iii) all outstanding Warrants (as defined herein) for cash in an amount equal to U.S. $7.35 per share of Company Common Stock purchasable pursuant to such Warrants (the "Warrant Offer Price"), in each such case, upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company, on the terms and subject to the conditions set forth in this Agreement (the "Merger"), whereby each issued share of Company Common Stock and Company Series D Stock that is not (a) owned directly or indirectly by Parent or the Company or (b) a Dissenters' Share (as defined herein), will be converted into the right to receive Common Merger Consideration or Series D Merger Consideration, as the case may be;

        WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Principal Company Stockholders (as defined herein) are entering into Tender Agreements (as defined herein); and

        WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.01    Definitions.    (a) As used in this Agreement, the following terms shall have the following meanings:

        "Additional Termination Fee" has the meaning set forth in Section 9.02(b).

        "Affiliate" means, for any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

        "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

        "Agreement" has the meaning set forth in the heading hereto.

        "Alliance Agreements" means the Common Stock Purchase Agreement, the Funded Research & Development and License Agreement and the Marketing and Distribution Agreement, each dated August 3, 1998, between Parent and the Company.

        "Alternative Acquisition" means (i) any merger or business combination transaction with or involving the Company or any of the Company Subsidiaries, (ii) any direct or indirect acquisition of all or a substantial part of the business or properties of the Company or any of the Company Subsidiaries or (iii) any direct or indirect acquisition of any capital stock of the Company or any of the Company Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any of the Company Subsidiaries or a division, operating or principal business unit of the Company.

        "Alternative Acquisition Proposal" has the meaning set forth in Section 6.02(a).

        "Applicable Law" means any statute, law (including common law), ordinance, rule or regulation applicable to the Company or the Company Subsidiaries or their respective properties or assets.

        "Applicable Tax Law" means any Applicable Law relating to Taxes, including regulations and other official pronouncements of any Governmental Entity or political subdivision of such jurisdiction charged with interpreting such Applicable Law.

        "Approvals" has the meaning set forth in Section 4.19(a).

        "Base Termination Fee" has the meaning set forth in Section 9.02(b).

        "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

        "Cerberus" shall have the meaning set forth in Exhibit A hereto.

        "Certificate" or "Certificates" mean the certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock or Company Series D Stock, if there are any remaining.

        "Certificate of Merger" means a certificate of merger, or other appropriate documents, to be filed with the Secretary of State of the State of Delaware to effect the Merger.

        "Closing" means the closing of the Merger.

        "Closing Date" means the date on which the Closing occurs.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Merger Consideration" means the U.S. dollar cash amount equal to the price per share of Company Common Stock paid pursuant to the Offer.

        "Company" has the meaning set forth in the heading hereto.

        "Company Board" means the Board of Directors of the Company.

        "Company By-laws" means the by-laws of the Company, as amended to the date of this Agreement.

        "Company Capital Stock" has the meaning set forth in Section 4.03.

        "Company Charter" means the restated certificate of incorporation of the Company, as amended to the date of this Agreement.

        "Company Common Stock" means the common stock, par value $.15 per share, of the Company.

        "Company Disclosure Letter" means the letter, dated as of the date of this Agreement, delivered by the Company to Parent and Sub.

        "Company Employees" has the meaning set forth in Section 4.30(c).

        "Company Employee Stock Option" means any option to purchase Company Common Stock granted under any Company Option Plan.

        "Company Investment" has the meaning set forth in Section 4.02(b).

        "Company Leased Real Property" has the meaning set forth in Section 4.20(a).

        "Company Material Adverse Effect" means a material adverse effect on the business, assets and liabilities (taken together), results of operations, current product development programs (taken as a whole) or financial condition of the Company and the Company Subsidiaries taken as a whole, or a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, such a material adverse change:

  (i)
  any adverse change (including any litigation, loss of employees, cancellation of or delay in customer orders, reduction in revenue or net income or disruption of business relationships) arising from or attributable or relating to (A) the announcement or pendency of any of the Transactions, (B) conditions generally affecting (i) the medical diagnostics products industry that are not unique to the Company or any Company Subsidiaries, (ii) the United States economy or financial markets or (iii) any foreign economy or financial markets in any location where the Company or any Company Subsidiaries has material operations or sales, (C) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (D) the taking of any action by Parent or Sub or any action approved or consented to by Parent or Sub; or

  (iii)
  any change, in and of itself, in the market trading prices for the Company Common Stock.

        "Company Option Plans" means the Company's 1985 Stock Option Plan, as amended and the Company's Equity Incentive Plan, as amended.

        "Company Owned Real Property" has the meaning set forth in Section 4.20(a).

        "Company Plans" has the meaning set forth in Section 4.10(a).

        "Company Preferred Stock" has the meaning set forth in Section 4.03.

        "Company SAR" means any stock appreciation right linked to the price of Company Common Stock and granted under the Company Option Plan.

        "Company SEC Documents" means all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since December 31, 1999.

        "Company Series D Stock" has the meaning set forth in Section 4.03.

        "Company Stockholder Approval" has the meaning set forth in Section 4.04(c).

        "Company Stockholders Meeting" means a meeting of the Company's stockholders for the purpose of seeking Company Stockholder Approval.

        "Company Subsidiaries" means all the Subsidiaries of the Company.

        "Company Voting Debt" means any bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any Company Subsidiary may vote.

        "Confidentiality Agreement" means the confidentiality agreement, dated May 1, 2003, between the Company and Parent, as amended on December 3, 2003.

        "Consent" means any consent, approval, license, Permit, Order or authorization.

        "Continuing Directors" has the meaning set forth in Section 2.03(a).

        "Continuing Employees" has the meaning set forth in Section 7.11.

        "Contract" means any contract, lease, license, indenture, note, bond, mortgage, agreement, Permit, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement (whether written or oral) having a legally binding effect.

        "Copyrights" means the copyright registrations set forth in Section 1.01(a) of the Company Disclosure Letter.

        "CSFB" has the meaning set forth in Section 4.28(a).

        "Delaware Bay" has the meaning set forth in Section 4.27(a).

        "Determination Time" shall have the meaning set forth in Exhibit A hereto.

        "DGCL" means the Delaware General Corporation Law, as amended from time to time.

        "D&O Insurance" means directors' and officers' insurance.

        "Dissenters' Shares" means shares of Company Common Stock or Company Series D Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands payment of the fair value of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.

        "Domain Names" means the Internet domain names set forth in Section 1.01(b) of the Company Disclosure Letter.

        "Effective Time" shall have the meaning set forth in Section 2.07.

        "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Resource Conservation and Recovery Act of 1976, each as amended, together with all other Applicable Laws (including rules, regulations, codes, common law, plans, injunctions, judgments, Orders, decrees, and rulings thereunder) of any Governmental Entity concerning pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances into ambient air, surface water, ground water, or lands relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, clean-up, transport, or handling of Hazardous Substances.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means with respect to any Person, a corporation, trade or business that is, along with such Person, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Code or Section 4001 of ERISA.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Fund" shall have the meaning set forth in Section 3.02(a).

        "Excluded Shares" shall have the meaning set forth in Section 3.01(b).

        "FDA" has the meaning set forth in Section 4.19(a).

        "FDCA" means the Federal Food, Drug and Cosmetic Act, as amended.

        "Filed Company SEC Documents" means all Company SEC Documents that were filed and publicly available prior to the date of this Agreement.

        "Financial Statements" means the consolidated financial statements of the Company and the Company Subsidiaries included in each of the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 2001 and December 31, 2002, each of Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and any consolidated financial statements of the Company filed with the SEC after the date hereof, including in each case the footnotes thereto.

        "Fully Diluted Shares" has the meaning set forth in Exhibit A hereto.

        "GAAP" as to any Person means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the most recent audited financial statements of such Person were prepared prior to the date of this Agreement.

        "Governmental Entity" means any:

            (i)  federal, state, local, municipal, foreign government or other government;

           (ii)  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, department, official, instrumentality or entity and any court or other tribunal);

          (iii)  multi-national organization or body; or

          (iv)  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

        "Hazardous Substance" means any hazardous, acutely hazardous, or toxic substance, waste or contaminant, or any other material, including, without limitation, petroleum hydrocarbons and asbestos, regulated under any Environmental Laws and applicable to the material, substance, waste or contaminant in the jurisdiction in which such material, substance, waste or contaminant is located, provided, however, that such term shall not be deemed to include (i) limited quantities of substances typically used and reasonably necessary for the ordinary operation and maintenance of any Company Owned Real Property, so long as such substances are used, transported, stored and handled in accordance with applicable Environmental Laws; (ii) oil, petroleum, petroleum fractions or petroleum derived substances used for purposes of heating or providing emergency power for any Company Owned Real Property; or (iii) asbestos containing materials or urea formaldehyde foam in a non-friable condition or properly encapsulated as permitted by Environmental Laws, and subject to an operations and maintenance plan implemented in conformance with applicable Environmental Laws.

        "Health and Safety Laws" means the Occupational Safety and Health Act of 1970, as amended, together with all other Applicable Laws (including rules, regulations, codes, common law, plans, injunctions, judgments, Orders, decrees, and rulings thereunder) of any Governmental Entity concerning public health and safety or employee health and safety.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indebtedness" means, without duplication, (i) all obligations for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations upon which interest charges are customarily paid, (iv) all obligations under conditional sale or other title retention agreements relating to purchased property, (v) all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for raw materials, inventory, services and supplies incurred in the ordinary and usual course of business), (vi) all capitalized lease obligations, (vii) all obligations of others secured by a Lien, other than Permitted Liens under clauses (i), (ii) or (iii) of the definition thereof, on property or assets, whether or not the obligations secured thereby have been assumed, (viii) all obligations under interest rate or currency hedging transactions (valued at the termination value thereof), (ix) all letters of credit and (x) all guarantees and arrangements having the economic effect of a guarantee of any indebtedness of any other Person.

        "Indemnified Persons" has the meaning set forth in Section 7.06(a).

        "Intellectual Property Rights" means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated with: (i) invention disclosures, patents and applications therefor and all reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) trade secrets (including proprietary know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing); (iii) copyrights, copyright registrations and applications therefor; (iv) Internet domain names; (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; and (vii) all moral rights of authors and inventors, however denominated.

        "Knowledge of the Company" concerning a particular subject, area or state of affairs shall mean the knowledge of (i) any of the executive officers of the Company or the Company Subsidiaries and all knowledge which was or could have been obtained upon reasonable inquiry by such persons of those management level employees of the Company and the Company Subsidiaries whose duties would, in the normal course of the Company's or any of the Company Subsidiaries' affairs, result in such management level employees having knowledge concerning such subject, area or state of affairs or (ii) the actual knowledge of any of the directors of the Company.

        "Licenses In" means the license agreements set forth in Section 1.01(c) of the Company Disclosure Letter.

        "Licenses Out" means the license agreements set forth in Section 1.01(d) of the Company Disclosure Letter.

        "Liens" means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

        "Material Contracts" means Contracts that are material to the business, properties, assets and liabilities (taken together), financial condition, results of operations or prospects of the Company and the Company Subsidiaries taken as a whole and those which are set forth in Section 4.13(a) of the Company Disclosure Letter.

        "Material Intellectual Property Rights" means all Intellectual Property Rights that are material to the business, properties (including intangible properties), assets, liabilities, financial condition or operations or results of operations of the Company and the Company Subsidiaries taken as a whole. Without limiting the generality of the foregoing, any Intellectual Property Right that is a material element of a Product is a Material Intellectual Property Right.

        "Maximum Premium" has the meaning set forth in Section 7.06(b).

        "Merger" has the meaning set forth in the recitals hereto.

        "Minimum Tender Condition" has the meaning set forth in Exhibit A hereto.

        "Offer" has the meaning set forth in the recitals hereto.

        "Offer Documents" has the meaning set forth in Section 2.01(b).

        "Offer Price" has the meaning set forth in the recitals hereto.

        "Offer Securities" means Company Common Stock, Company Series D Stock and Warrants.

        "Option Election" has the meaning set forth in Section 7.04(b).

        "Order" means with respect to any Person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any court, administrative agency, arbitrator or other Governmental Entity affecting such Person or any of its properties.

        "Outside Date" has the meaning set forth in Section 9.01(b)(i).

        "Parent" has the meaning set forth in the heading hereto.

        "Parent Board" has the meaning set forth in Section 5.04.

        "Parent Material Adverse Effect" means a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement or on the ability of Parent or Sub to consummate the Offer, the Merger and the other Transactions.

        "Patents Owned" means the invention disclosures, patents and patent applications set forth in Section 1.01(e) of the Company Disclosure Letter.

        "Patents Licensed" means the patents and patent applications licensed under the Licenses In.

        "Paying Agent" means the bank or trust company selected by Parent prior to the Effective Time to act as paying agent for the payment of the Common Merger Consideration and Series D Merger Consideration.

        "Permit" shall mean all licenses, franchises, permits, consents, Approvals, Orders, certificates, authorizations, declarations and filings issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Applicable Law.

        "Permitted Liens" means (i) statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen incurred in the ordinary and usual course of business for amounts not yet overdue or being contested in good faith, (ii) Liens for Taxes not yet due and payable or being contested in good faith in appropriate proceedings during which collection or enforcement is stayed and (iii) Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

        "Person" means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, company, limited liability company, trust, joint venture, estate, association, organization, labor union or other entity or Governmental Entity.

        "Post Signing Returns" has the meaning set forth in Section 6.03.

        "Principal Company Stockholders" means those stockholders of the Company identified in Exhibit B hereto.

        "Proceeding" means any action, claim, arbitration, audit, hearing, proceeding, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

        "Products" has the meaning set forth in Section 4.19(a).

        "Proxy Statement" means a proxy or information statement of the Company relating to the approval of this Agreement by the Company's stockholders.

        "Rights" means the Series A Junior Participating Preferred Stock purchase rights issued pursuant to the Rights Agreement.

        "Rights Agreement" means the Stockholder Protection Agreement, dated as of June 26, 1995, between the Company and First Fidelity Bank, National Association.

        "Schedule 14D-9" means the Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, as amended from time to time.

        "Schedule TO" means the Tender Offer Statement on Schedule TO with respect to the Offer, as amended from time to time.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Series D Merger Consideration" means with respect to each issued and outstanding share of Company Series D Stock, at the option of the holder thereof, the U.S. dollar cash amount that would be payable to the holder of such share of Company Series D Stock pursuant to (i) Section 4(a) of the Certificate of Designation of the Company Series D Stock upon a Liquidation Event (as defined therein), or (ii) Section 7(c)(vi) of the Certificate of Designation of the Company Series D Stock.

        "Series D Offer Price" has the meaning set forth in the recitals hereto.

        "Standstill Agreement" has the meaning set forth in Section 7.05.

        "Stock Transfer Taxes" means any state, local, foreign or provincial Tax which is attributable to the transfer of Company Common Stock pursuant to this Agreement.

        "Sub" has the meaning set forth in the heading hereto.

        "Sub Board" has the meaning set forth in Section 5.04.

        "Subsidiary" means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiary of such Person or (iii) one or more Subsidiary of such Person.

        "Superior Company Proposal" has the meaning set forth in Section 6.02(e).

        "Surviving Corporation" has the meaning set forth in Section 2.05.

        "Surviving Corporation Plans" has the meaning set forth in Section 7.11.

        "Takeover Statute" has the meaning set forth in Section 4.16(a).

        "Tax" or "Taxes" means: (i) any income, corporation, gross income, gross receipts, franchise, profits, gains, capital stock, capital duty, withholding, social security (or similar), employment, unemployment, disability, real property, personal property, wealth, welfare, stamp, excise, license, environmental (including taxes under Section 59A of the Code), customs duties, occupation, sales, use, transfer, value added, payroll, property, windfall profits, estimated, ad valorem, alternative or add-on minimum tax or other tax of any kind whatsoever (whether or not measured in whole or in part by net income and including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, including any interest, penalty, or addition thereto, whether disputed or not; and (ii) any liability for the payment of any amount of the type described in clause (i) as a result of the Company or any Company Subsidiary being a successor to or transferee of any other corporation at any time on or prior to the Closing Date, and any interest, penalties, additions to tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

        "Tax Authority" means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

        "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under any Applicable Tax Law.

        "Tax Return" means all federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes, including any consolidated, combined, or unitary tax return that includes the Company or any Company Subsidiary.

        "Tender Agreements" means the agreements entered into by Parent and the Principal Company Stockholders pursuant to which each of the Principal Company Stockholders has agreed to take specified actions in furtherance of the Offer and the Merger.

        "Termination Fees" has the meaning set forth in Section 9.02(b).

        "Top-Up Closing" has the meaning set forth in Section 2.04(d).

        "Top-Up Exercise Event" has the meaning set forth in Section 2.04(c).

        "Top-Up Option" has the meaning set forth in Section 2.04(a).

        "Top-Up Option Shares" has the meaning set forth in Section 2.04(a).

        "Top-Up Termination Date" has the meaning set forth in Section 2.04(b).

        "Trademarks" means the marks set forth in Section 1.01(f) of the Company Disclosure Letter.

        "Transactions" means, collectively, the Offer, the Merger and the other transactions contemplated by this Agreement.

        "Transfer Taxes" means any state, local, foreign or provincial Tax which is attributable to the transfer of the beneficial ownership of the Company's or the Company Subsidiaries' real property.

        "Warrant Offer Price" has the meaning set forth in the recitals hereto.

        "Warrants" means six-year warrants expiring in 2007 entitling the holders thereof to purchase an aggregate of 1,875,357.5 shares of Company Common Stock at an exercise price of $8.00 per share.

ARTICLE II

THE OFFER AND THE MERGER

        Section 2.01    The Offer.

        (a)   Provided that this Agreement shall not have been terminated in accordance with Section 9.01 and none of the events set forth in Exhibit A shall have occurred and be continuing, as promptly as practicable but in no event later than ten (10) Business Days after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the SEC. The initial expiration date of the Offer shall be the twentieth (20th) Business Day following commencement of the Offer. The obligation of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any Offer Securities tendered pursuant to the Offer shall be subject to the satisfaction of each of the conditions set forth in Exhibit A (any of which may be waived by Sub in its sole discretion, except that the Minimum Tender Condition may not be waived) and to the other conditions in this Agreement. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company (unless the Company takes any action permitted to be taken pursuant to Section 6.02(b)), Sub shall not (i) reduce the number of Offer Securities subject to the Offer, (ii) reduce the Offer Price, the Series D Offer Price or the Warrant Offer Price, (iii) modify or add to the conditions set forth in Exhibit A, (iv) except as provided in the next sentence, extend the Offer or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, (i) Sub shall extend the Offer for one ten (10) Business Day period if the Minimum Tender Condition is not satisfied at the expiration of the initial twenty (20) Business Day Offer period and (ii) thereafter, Sub may, without the consent of the Company and in its sole discretion, extend the Offer for successive extension periods (up until the Outside Date) not exceeding twenty (20) Business Days in the case of any single extension period: (A) if at the scheduled expiration date of the Offer any of the conditions to Sub's obligation to purchase Offer Securities are not satisfied, until such time as such conditions are satisfied or waived; and (B) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the Nasdaq National Market applicable to the Offer. In addition, Sub may extend the Offer after acceptance for payment of Offer Securities for a further period of time not to exceed twenty (20) Business Days by means of a subsequent offering period under Rule 14d-11 under the Exchange Act. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall pay for all Offer Securities validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer. Sub may, at any time, transfer or assign to one or more Subsidiary of Parent the right to purchase all or any portion of the Offer Securities tendered pursuant to the Offer, but any such transfer or assignment shall not relieve Sub or Parent of its respective obligations under the Offer or prejudice the rights of tendering securityholders to receive payment for Offer Securities validly tendered and accepted for payment.

        (b)   On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents" and to cause such Offer Documents to be disseminated to holders of Offer Securities in accordance with applicable Federal Securities laws). The Offer Documents shall comply in all material respects with the Exchange Act, the Securities Act and the rules and regulations thereunder and other Applicable Law. Each of Parent, Sub and the Company agrees to use all reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer, and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Offer Securities, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any amendment thereto) prior to the filing thereof with the SEC. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

        Section 2.02    Company Actions.

        (a)   The Company hereby approves of and consents to each of the Transactions and the inclusion in the Offer Documents of the recommendations of the Company Board described in Section 4.04(b).

        (b)   On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC the Schedule 14D-9 containing the recommendations described in Section 4.04(b) and shall mail the Schedule 14D-9 together with the Offer Documents as required by applicable federal securities law to the holders of Offer Securities. The Schedule 14D-9 will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Offer Securities, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

        (c)   In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of all record holders of Offer Securities, each as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of securityholders, mailing label security position listings, computer files and all other information in the Company's possession or control regarding the record holders and beneficial owners of Offer Securities, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of Applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Transactions and, if this Agreement shall be terminated, shall deliver to the Company or destroy all copies of such information then in their possession.

        Section 2.03    Board of Directors; Section 14(f).

        (a)   If requested by Parent, upon the acceptance for payment of the Offer Securities to be purchased pursuant to the Offer, Parent shall be entitled to designate such number of directors on the Company Board (and on each committee of the Company Board and on the board of directors of each Company Subsidiary as designated by Parent) as will give Parent representation on the Company Board (or such committee or Company Subsidiary board of directors) equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors on the Company Board (or such committee or Company Subsidiary board of directors) giving effect to the directors appointed or elected pursuant to this sentence multiplied by (ii) the percentage that (A) such number of shares of Company Common Stock that would, assuming the full conversion of all Company Series D Stock and the full exercise of all Warrants, then be owned by Parent, Sub or any other subsidiary of Parent bears to (B) the number of shares of Company Common Stock that would, assuming the full conversion of all Company Series D Stock and the full exercise of all Warrants, then be outstanding, and the Company shall, at such time, cause Parent's designees to be so appointed or elected. The Company shall take all actions necessary to cause the persons designated by Parent to be directors on the Company Board (or a committee of the Company Board or the board of directors of the Company Subsidiaries as designated by Parent) pursuant to the preceding sentence to be so appointed or elected (whether, at the request of Parent, by means of increasing the size of the Company Board (or such committee or Company Subsidiary board of directors) or seeking the resignation of directors and causing Parent's designees to be appointed or elected). Notwithstanding the provisions of this Section 2.03, the parties hereto shall use their respective commercially reasonable efforts to cause at least two of the members of the Company Board, at all times prior to the Effective Time, to be individuals who were directors of the Company and were not officers or employees of the Company or any of its Subsidiaries on the date hereof (the "Continuing Directors"); provided, however, that if at any time prior to the Effective Time there shall be in office only one Continuing Director for any reason, the Company Board shall cause a person who is not an officer or employee of the Company or any of its Subsidiaries designated by the remaining Continuing Director to fill such vacancy (and such person shall be deemed to be a Continuing Director for all purposes of this Agreement), and if at any time prior to the Effective Time no Continuing Directors then remain, the other directors of the Company then in office shall use reasonable efforts to designate two persons to fill such vacancies who are not officers or employees or affiliates of the Company, its Subsidiaries, Parent or Acquisition Sub or any of their respective affiliates (and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement).

        (b)   The Company's obligation to appoint designees of Parent and/or Sub to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to enable Parent's designees to be elected to the Company Board. Parent and Sub will supply to the Company any information with respect to any of them and their nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1.

        (c)   Following the election or appointment of Parent's designees pursuant to this Section 2.03 and prior to the Effective Time, the approval of a majority of the Continuing Directors or if there shall only be one, of a Continuing Director, shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Sub or waiver of the Company's rights hereunder.

        Section 2.04    Top-Up Option.

        (a)   The Company hereby grants to Sub an irrevocable option (the "Top-Up Option"), exercisable only on or after the Determination Time, to purchase that number of shares of Company Common Stock (the "Top-Up Option Shares") equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Sub at the time of such exercise, shall constitute one share more than ninety percent (90%) of the then outstanding shares of Company Common Stock (assuming the issuance of the Top-Up Option Shares), at a price per share equal to the Offer Price; provided, however, that the Top-Up Option shall not be exercisable unless immediately after such exercise Sub would own at least ninety percent (90%) of the then outstanding shares of Company Common Stock (assuming the issuance of the Top-Up Option Shares) and at least ninety percent (90%) of the then outstanding shares of Company Series D Stock; and provided, further, that in no event shall the Top-Up Option be exercisable for a number of shares in excess of the Company's then authorized but unissued shares of Company Common Stock (giving effect to such shares of Company Common Stock reserved for issuance pursuant to outstanding Company Employee Stock Options, Warrants and shares of Company Series D Stock as though such shares of Company Common Stock were outstanding).

        (b)   Sub may exercise the Top-Up Option, in whole but not in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the Top-Up Termination Date. The "Top-Up Termination Date" will occur upon the earliest to occur of the following: (i) the Effective Time; (ii) the termination of this Agreement pursuant to its terms; and (iii) ten (10) Business Days after the occurrence of a Top-Up Exercise Event, if Sub has failed to notify the Company in writing of its intent to exercise the Top-Up Option in accordance with the terms and conditions of this Agreement.

        (c)   For purposes of this Agreement, a "Top-Up Exercise Event" shall occur only if immediately after consummation of the Offer Sub beneficially owns at least eighty-five percent (85%) of the outstanding shares of Company Common Stock and at least ninety percent (90%) of the outstanding shares of Company Series D Stock.

        (d)   In the event Sub wishes to exercise the Top-Up Option, Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of shares of Company Common Stock that are expected to be owned by Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) the place and time for the closing of the purchase of the Top-Up Option Shares (the "Top-Up Closing"). The Company shall, as soon as practicable following receipt of such notice, notify Sub, in writing, of the number of shares of Company Common Stock then outstanding and the number of Top-Up Option Shares. At the Top-Up Closing, Sub shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares and the Company shall cause to be issued to Sub a certificate representing the Top-Up Option Shares.

        (e)   The obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the following conditions: (i) any applicable waiting period under the HSR Act and regulations analogous to the HSR Act existing in foreign jurisdictions relating to the issuance of the Top-Up Option Shares will have expired or been terminated; (ii) no provision of any Applicable Law or regulation and no Order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of any such exercise; and (iii) either (A) delivery of the Top-Up Option Shares would not require the approval of the Company's stockholders pursuant to the rules and regulations of The Nasdaq Stock Market or (B) Sub shall have notified the Company in writing that it intends to cause the Effective Time to occur no later than one (1) Business Day after the Top-Up Closing.

        (f)    Parent and Sub understand that the shares of Company Common Stock that Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public transaction. Sub is, or will be upon the purchase of the Top-Up Option Shares, an Accredited Investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act. Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

        (g)   Certificates evidencing the Top-Up Option Shares delivered hereunder may, at the Company's election, contain the following legend:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR

OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR ANY EXEMPTION THEREFROM.

        Section 2.05    The Merger.    On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). At the election of Parent, any direct or indirect Subsidiary or other Affiliate of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing.

        Section 2.06    Closing.    The Closing shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 190 South LaSalle Street, Chicago, Illinois 60603 at 10:00 a.m. on the second Business Day following the satisfaction (or, to the extent permitted by Applicable Law, waiver by all parties) of the conditions set forth in Article VIII (or, to the extent permitted by law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company.

        Section 2.07    Effective Time.    At the Closing, Parent and the Company will cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 or 253, as applicable, of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the "Effective Time"). From and after the Effective Time, the Merger shall have all the effects provided by Section 259 of the DGCL, including without limitation, the effect that the Surviving Corporation shall possess all of the assets, rights, privileges, powers and franchises and shall be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Sub, all as provided under the DGCL.

        Section 2.08    Certificate of Incorporation and By-laws.

        (a)   The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law; provided, however, that such certificate of incorporation shall be amended to become identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time except that Article I thereof shall be amended to change the name of the Surviving Corporation to the name of the Company.

        (b)   The by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

        Section 2.09    Directors.    The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

        Section 2.10    Officers.    The officers of the Company shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

        Section 3.01    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Sub:

        (a)    Capital Stock of Sub.    Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    Each share of Company Common Stock and each share of Company Series D Stock that is held by the Company as treasury stock, or owned by the Company, the Company Subsidiaries, Parent or Sub (the "Excluded Shares") shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (c)    Conversion of Company Common Stock and Options.

            (i)  Each issued and outstanding share of Company Common Stock, other than Excluded Shares and Dissenters' Shares, shall be converted into the right to receive the Common Merger Consideration.

           (ii)  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration upon surrender of such Certificate in accordance with Section 3.02, without interest.

          (iii)  Company Employee Stock Options shall be treated as set forth in Section 7.04.

        (d)    Conversion of Company Series D Stock.

            (i)  Each issued and outstanding share of Company Series D Stock, if there are any remaining, other than Excluded Shares and Dissenters' Shares, shall be converted into the right to receive the Series D Merger Consideration.

           (ii)  As of the Effective Time, all such shares of Company Series D Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Company Series D Stock shall cease to have any rights with respect thereto, except the right to receive the Series D Merger Consideration upon surrender of such Certificate in accordance with Section 3.02, without interest.

        (e)    Dissenters' Rights.    Notwithstanding anything in this Agreement to the contrary, Dissenters' Shares shall not be converted into the right to receive Common Merger Consideration or Series D Merger Consideration, as the case may be, as provided in Sections 3.01(c) and 3.01(d) , but rather the holders of Dissenters' Shares shall be entitled to payment of the fair value of such Dissenters' Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair value under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder's Dissenters' Shares shall cease and such Dissenters' Shares shall be treated as if they had been converted as of the Effective Time into the right to receive Common Merger Consideration or Series D Merger Consideration, as the case may be, without any interest thereon, as provided in Sections 3.01(c) and 3.01(d). The Company shall provide prompt notice to Parent of any demands received by the

Company for appraisal of any shares of Company Common Stock or Company Series D Stock, attempted withdrawals of any such demands and any other documents received in connection with any assertion of rights to payment of fair value under Section 262 of the DGCL, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        Section 3.02    Exchange of Certificates.

        (a)    Paying Agent.    Prior to the Effective Time, Parent shall select a bank or trust company to act as the Paying Agent for the payment of Common Merger Consideration or Series D Merger Consideration, as the case may be, upon surrender of Certificates. Within seven (7) Business Days after the Effective Time, Parent shall deposit with the Paying Agent cash necessary to satisfy the amounts due under this Agreement in respect of (i) the shares of Company Common Stock converted into the right to receive Common Merger Consideration pursuant to Section 3.01(c) and (ii) the shares of Company Series D Stock converted into the right to receive Series D Merger Consideration pursuant to Section 3.01(d) (such cash being hereinafter referred to as the "Exchange Fund"). For purposes of determining the amount of cash to be deposited into the Exchange Fund, Parent shall assume that no stockholder of the Company will perfect any right to appraisal of his, her or its shares of Company Common Stock or Company Series D Stock, as the case may be. In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, then Parent and the Surviving Corporation shall promptly deposit cash in the Exchange Fund in an amount which is equal to such deficiency.

        (b)    Exchange Procedure.    As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates, other than holders of Certificates representing Excluded Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Common Merger Consideration or Series D Merger Consideration, as the case may be. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Common Merger Consideration or Series D Merger Consideration, as the case may be, for each share of Company Common Stock or Company Series D Stock theretofore represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock or Company Series D Stock, as the case may be, which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall (A) pay to the Paying Agent any Transfer Taxes or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate, or (B) establish to the satisfaction of Parent or the Surviving Corporation that such Tax has been paid or is otherwise not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate (other than Certificates representing Dissenters' Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Common Merger Consideration or Series D Merger Consideration, as the case may be, without interest, into which the shares of Company Common Stock or Company Series D Stock theretofore represented by such Certificate shall have been converted pursuant to Sections 3.01(c) and 3.01(d). No interest shall be paid or shall accrue on any Common Merger Consideration or Series D Merger Consideration, as the case may be, payable upon the surrender of any Certificate.

        (c)    No Further Ownership Rights in Company Common Stock or Company Series D Stock.    The Common Merger Consideration or Series D Merger Consideration, as the case may be, paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock or Company Series D Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock or Company Series D Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

        (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock or Company Series D Stock six (6) months after the Effective Time shall be delivered to the Surviving Corporation and any holder of Company Common Stock or Company Series D Stock who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Applicable Law) for payment of its claim for Common Merger Consideration or Series D Merger Consideration, as the case may be.

        (e)    No Liability.    None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificate has not been surrendered prior to the date that is five (5) years after the Effective Time (or immediately prior to such earlier date on which Common Merger Consideration or Series D Merger Consideration, as the case may be, in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

        (f)    Investment of Exchange Fund.    The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation.

        (g)    Withholding Rights.    Parent, Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Company Series D Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. If Parent, Sub, or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Series D Stock in respect of which such deduction or withholding was made by Parent, Sub, or the Surviving Corporation.

        (h)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Common Merger Consideration or Series D Merger Consideration, as the case may be, deliverable in respect thereof as determined in accordance with Section 3.01, provided that the Person to whom the Common Merger Consideration or Series D Merger Consideration, as the case may be, is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation and Parent in a manner satisfactory to it (including, without limitation, the posting by such Person of such bond and security as the Surviving Corporation and Parent may reasonably request) against any claim that may be made against the Surviving Corporation and Parent with respect to the Certificate claimed to have been lost, stolen or destroyed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Sub as follows:

        Section 4.01    Organization, Standing and Power.    Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such Permits the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership of its properties make such qualification necessary or beneficial, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the Company Charter, the Company By-laws and the comparable organizational documents (and in each case all amendments thereto) of each of the Company Subsidiaries as in effect immediately prior to the date hereof have been delivered to Parent. None of the Company or any Company Subsidiary is in violation of any term of its respective certificate of incorporation or by-laws (or other organizational documents).

        Section 4.02    Company Subsidiaries; Equity Interests.

        (a)   The Company owns directly or indirectly each of the outstanding shares of capital stock of each of the Company Subsidiaries free and clear of all Liens. Each of the outstanding shares of capital stock of each of the Company Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. The following information for each of the Company Subsidiaries is set forth in Section 4.02 of the Company Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the name of each stockholder or owner and the number of issued and outstanding shares of capital stock or share capital held by it or the type and amount of any ownership interest.

        (b)   Except for its interests in the Company Subsidiaries, none of the Company or any Company Subsidiary (i) owns, has any right to, or is involved in negotiations to, acquire, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person or (ii) has the ability to control (whether through the ownership of voting securities or otherwise) any other Person (any of such interests under clause (i) or (ii) other than the Company Subsidiaries, a "Company Investment").

        Section 4.03    Capital Structure.    The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 7,000,000 shares of preferred stock, par value $0.10 per share (the "Company Preferred Stock" and collectively with the Company Common Stock, "Company Capital Stock"). As of December 11, 2003, (a) 20,234,434 shares of Company Common Stock and 30,000 shares of Company Preferred Stock designated as Series D Convertible Preferred Stock (the "Company Series D Stock") were issued and outstanding, (b) 40,817 shares of Company Common Stock and no shares of Company Preferred Stock were held by the Company in its treasury, (c) 3,896,745 shares of Company Common Stock were subject to outstanding Company Employee Stock Options and the weighted average exercise price of such options was $7.60 per share, and (d) 1,875,357.5 shares of Company Common Stock were subject to outstanding Warrants, each with an exercise price of $8.00 per share. Section 4.03 of the Company Disclosure Letter sets forth a full list of all outstanding Company Employee Stock Options, including the name of the Person to whom such options have been granted, the number of shares subject to each option, and the per share exercise price for each option. All such Company Employee Stock Options fully vest in the event of a change in control of the Company. Except for the Company Common Stock reserved for issuance upon conversion of the Company Series D Stock and upon exercise of the Company Employee Stock Options and the Company Warrants, as of the date hereof, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. Except as set forth in Section 4.03 of Company Disclosure Letter, there are no Company Voting Debts, warrants to purchase Company Common Stock or Company SARs issued or outstanding. Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Company Voting Debt, (ii) obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock. Except as set forth in Section 4.03 of Company Disclosure Letter, there are no (A) outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries, or (B) voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting or transfer of capital stock of the Company or any of the Company Subsidiaries.

        Section 4.04    Authorization; Validity of Agreement; Necessary Action.

        (a)   The Company has full corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to or in connection with or as contemplated by this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and except for the Company Stockholder Approval in the case of the Merger (if required), no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and constitutes (assuming the due authorization, execution and delivery by Parent and Sub), a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.

        (b)   The Company Board, at a meeting duly called and held prior to execution of this Agreement, duly and unanimously adopted resolutions (i) approving, adopting and declaring advisable this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, and (iv) recommending that the

Company's stockholders approve and adopt this Agreement, if necessary. Such resolutions are sufficient to render inapplicable to Parent and Sub and this Agreement, the Offer, the Merger and the other Transactions the provisions of Section 203 of the DGCL. The Company has been advised by each of its directors and officers that each such Person intends to tender all shares of Company Common Stock owned by such Person pursuant to the Offer, except to the extent of any restrictions created by Section 16(b) of the Exchange Act.

        (c)   The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the approval of this Agreement by the holders of a majority in voting power of the outstanding shares of Company Common Stock and Company Series D Stock, voting together as a single class (the "Company Stockholder Approval"). No vote or approval of any holder of Company Capital Stock is necessary to consummate the Offer or any Transaction other than the Merger.

        Section 4.05    No Conflicts; Consents.    Except as set forth in Section 4.05 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or impose any penalty or fine under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company Subsidiaries under, any provision of (a) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any of the Company Subsidiaries, (b) any Material Contract, (c) subject to the filings and other matters referred to in the following sentence, any provision of any Order or Applicable Law applicable to the Company or any of the Company Subsidiaries or their respective properties or assets, other than, in the cases of clause (b) or (c) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any of the Company Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and any applicable laws, regulations or statutes relating to the regulation of monopolies or competition in any foreign jurisdictions, (ii) the filing with the SEC of (A) the Schedule 14D-9, (B) a Proxy Statement, if Company Stockholder Approval is required by Applicable Law, and (C) such reports under Section 13 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required in connection with the Taxes described in Section 7.08, (v) such other items as are set forth in Section 4.05 of the Company Disclosure Letter and (vi) such Consents, filings or other items, the failure of which to obtain or make, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 4.05 and any other relevant representations and warranties of the Company, the representations and warranties are made based upon the assumption that the Company shall be the Surviving Corporation.

        Section 4.06    SEC Documents; Financial Statements.

        (a)   The Company has timely filed with the SEC all Company SEC Documents. As of its respective date, each Company SEC Document, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Filed Company SEC Document or Company press release, none of the Company SEC Documents filed since December 31, 2002 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The Financial Statements complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes to such Financial Statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

        Section 4.07    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information derived from Parent's public SEC filings or supplied by Parent or Sub for inclusion or incorporation by reference therein.

        Section 4.08    Absence of Certain Changes or Events.    Except as disclosed in the Filed Company SEC Documents or in Section 4.08 of the Company Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary and usual course of business, and during such period none of the Company or the Company Subsidiaries has experienced or been affected by any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

        Section 4.09    Taxes.

        (a)   Each of the Company and the Company Subsidiaries has filed all Tax Returns required to be filed through the date hereof (taking into account all extensions of due dates), and has paid or caused to be paid all Taxes required to be paid through the date hereof whether disputed or not and whether or not shown on any Tax Return, except Taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in Section 4.06 hereof. All such Tax Returns were correct and complete in all material respects. The provisions for Taxes on the Financial Statements and on the latest balance sheet included in Section 4.06 of the Company Disclosure Letter are sufficient as of their respective dates for the payment of all accrued and unpaid Taxes of any nature of the Company and each of the Company Subsidiaries, whether or not assessed or disputed to the extent required by GAAP. All Taxes and other assessments and levies which the Company or any of the Company Subsidiaries is required to withhold or collect have been withheld and collected and have been paid over to the proper Governmental Entities in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There is no pending dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries either (i) claimed or raised by any Tax Authority in writing and delivered to the Company or (ii) as to which the Company has Knowledge based upon personal contact with any agent of or other Person acting on behalf of or for such Tax Authority. None of the Company or any of the Company Subsidiaries has received notice of any audit of any Tax Return filed by such Person. None of the Company or any of the Company Subsidiaries has received notice of any claim made by any Tax Authority in a jurisdiction where the Company or the Company Subsidiaries do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens recorded or asserted on any of the assets or properties of the Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than those in respect of Taxes being contested in good faith and for which appropriate reserves have been established.

        (b)   The Company has made available to Parent correct and complete copies of all Tax Returns, examination reports, statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary and all other communications relating thereto since December 31, 1998.

        (c)   None of the Company or any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the Company or any Company Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return.

        (d)   None of the Company or any Company Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations or agreed to have Section 341(f)(2) of the Code apply. None of the Company or any Company Subsidiary has made any payments, is obligated to make any payments, or is party to any agreement or maintains any Company Plan that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G or Section 162(m) of the Code. None of the Company or any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Company and the Company Subsidiaries has disclosed on its respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Company or any Company Subsidiary is a party to any Tax allocation or sharing agreement. Except with respect to the affiliated group of which the Company is the common parent, none of the Company or any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, agreement or otherwise. None of the Company or any of the Company Subsidiaries is or will be required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Company Subsidiary (nor does the Company have any Knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method). There are no requests for rulings or determinations in respect of any Tax or Tax matter pending between the Company or any Company Subsidiary and any Tax Authority.

        Section 4.10    Benefit Plans; ERISA Compliance; Excess Parachute Payments.

        (a)   Section 4.10(a) of the Company Disclosure Letter contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, unemployment compensation, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of any Transaction, including the Offer or the Merger or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the Company or any Company Subsidiary has any present or future right to benefits or under which the Company or any Company Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

        (b)   With respect to each Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or any of the Company Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

        (c)   (i) Each Company Plan has been established and in all material respects complies and has been administered in form and operation in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws; (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would reasonably be expected to subject the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates, to any tax, fine, Lien, penalty or other liability imposed by ERISA or the Code, including but not limited to Title IV of ERISA; (iv) no non-exempt "prohibited transaction" (as such term is defined in ERISA Section 406 and Code Section 4975) has occurred with respect to any Company Plan; (v) no Company Plan provides retiree welfare benefits and none of the Company or any Company Subsidiary has any obligations to provide any retiree welfare benefits except, in either case, to the extent required by Section 4980B of the Code; and (vi) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof.

        (d)   With respect to each Company Plan, (i) no Proceedings (other than routine claims for benefits in the ordinary and usual course of business) are pending or, to the Knowledge of the Company, threatened in writing, (ii) no facts or circumstances exist that could give rise to any such Proceedings and (iii) none of the assets of any Company Plan are invested in employer securities or employer real property.

        (e)   Except as set forth in Section 4.10(e) of the Company Disclosure Letter, no Company Plan exists that could result in the payment to any present or former employee of the Company or any Company Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any Company Subsidiary as a result of the Transactions, including the Offer and the Merger, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G. The amounts of any such payments as described in the preceding sentence are set forth and itemized in Section 4.10(e) of the Company Disclosure Letter.

        (f)    There has been no act or omission that would impair the ability of the Company or any Company Subsidiary (or any successor thereto) to unilaterally amend or terminate any Company Plan.

        (g)   None of the Company Plans is subject to Title IV of ERISA and none of the Company Plans is a multiemployer plan (as defined in Section 3(37) of ERISA).

        Section 4.11    Litigation.    Except as set forth in Section 4.11 of the Company Disclosure Letter, there are (a) no continuing Orders, to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound or to which any of their respective directors, officers, employees or agents, in such capacities, is a party, and (b) no Proceedings pending and for which service of process has been made against the Company or any Company Subsidiary or against any of their respective directors, officers, employees or agents, in such capacities or, to the Knowledge of the Company, threatened or pending against the Company or any Company Subsidiary, or against any of their respective directors, officers, employees or agents, in such capacities, at law or in equity, or before or by any Governmental Entity. There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary which may call into question the validity or hinder the enforceability or performance of this Agreement.

        Section 4.12    Compliance with Applicable Laws.

        (a)   Except as set forth in Section 4.12(a) of the Company Disclosure Letter, to the Knowledge of the Company, the business of the Company and each of the Company Subsidiaries has been and is being conducted in compliance in all material respects with all Applicable Laws and Orders, including, without limitation, ERISA, all applicable Environmental Laws, all applicable Health and Safety Laws, all Applicable Laws and Orders relating to antitrust or trade regulation, employment practices and procedures, and the health and safety of employees, except to the extent that any noncompliance would not reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in Section 4.12(a) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries has, since December 31, 1998, been subject to any Order with respect to any of the foregoing or received any written notice, demand letter, federal or state administrative inquiry, or formal complaint or claim with respect to any of the foregoing or the enforcement of any of the foregoing, nor has the Company or any Company Subsidiary been the subject of any criminal Proceedings or convicted of any felony or misdemeanor. In particular, and without limiting the foregoing, none of the Company, the Company Subsidiaries, or any director, officer, agent or employee of the Company or the Company Subsidiaries acting in such capacity has, directly or indirectly, (i) violated or is under investigation for violating any law or regulation relating to Medicare or Medicaid anti-kickback fraud and abuse or has been debarred from participating in the Medicare or any state Medicaid program, (ii) used any corporate funds of the Company or any of the Company Subsidiaries for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iv) established or maintained any unlawful or unrecorded fund of corporate moneys or other assets or properties of the Company or any of the Company Subsidiaries; made any false or fictitious entry on the book or records of the Company or any of the Company Subsidiaries; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (v) made any bribe, kickback or other payment of a similar or comparable nature, whether lawful or not, to any Person, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained. Each of the Company and the Company Subsidiaries has adequate financial controls which would reasonably be expected to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures.

        (b)   Each of the Company and the Company Subsidiaries employs the number of full-time and part-time employees as are indicated in Section 4.12(b) of the Company Disclosure Letter. Except as set forth in Section 4.12(b) of the Company Disclosure Letter: (i) none of the Company or any of the

Company Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, fees, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees; (ii) there are no demands to recognize any Person as the exclusive representative of any such employees; (iii) to the Knowledge of the Company, no question exists concerning any Person's authority to represent any group of employees of the Company or any of the Company Subsidiaries; and (iv) there are no claims or charges relating to or alleging violations of any Applicable Laws, including, without limitation, laws relating to discrimination, harassment, health and safety, family leave, wage payments or hours of work existing, pending or, to the Knowledge of the Company, threatened against any of the Company or the Company Subsidiaries nor, to the Knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any such claim is reasonably likely to be asserted.

        Section 4.13    Contracts; Debt Instruments.

        (a)   Except as disclosed in Section 4.13(a) of the Company Disclosure Letter, there are no Material Contracts or other significant agreements relating to the business of the Company or any of the Company Subsidiaries. None of the Company or any of the Company Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that have not and could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each Material Contract is in full force and effect, and is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law). No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto under any Material Contract or result (other than due to consummation of the Offer or the Merger) in a right of termination of any Material Contract.

        (b)   Set forth in Section 4.13(b) of the Company Disclosure Letter is (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of the Company Subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred, and (ii) the respective principal amounts currently outstanding thereunder.

        (c)   Except as set forth in Section 4.13(c) of the Company Disclosure Letter, none of the Company or any of the Company Subsidiaries is subject to the terms of any non-competition, right of first refusal, option or other agreement (including any area restrictions) which may restrict in any way the conduct or operations or future conduct or operations of the business of the Company or any of the Company Subsidiaries or the use of the Company Intellectual Property Rights.

        Section 4.14    Guarantees.    None of the material obligations or liabilities of the Company or any of the Company Subsidiaries is guaranteed by any Person.

        Section 4.15    Intellectual Property.    The Company and the Company Subsidiaries own or possess adequate licenses or other valid rights to use the Material Intellectual Property Rights. Except as set forth in Section 4.15 of the Company Disclosure Letter, none of the Company or any Company Subsidiary has granted to any other Person any license to use any of the Material Intellectual Property Rights. To the Knowledge of the Company, there is no infringement by any Person of any Material Intellectual Property Right owned or exclusively licensed by the Company or any of the Company Subsidiaries. The Company or a Company Subsidiary holds all right, title and interest in and to, has maintained in good standing, and has no Liens, oppositions, actions for cancellation, nullity, invalidation or the like pending against Patents Owned, Copyrights, Trademarks and Domain Names, except as otherwise stated on the pertinent schedules therefor. To the knowledge of the Company, all Patents Licensed have been maintained in good standing and have no Liens oppositions, actions for cancellation, nullity, invalidation or the like pending against them, except as stated in the pertinent schedules therefor. All material Licenses In and Licenses Out are valid and binding obligations of the Company or the Company Subsidiaries, as applicable, have not been terminated or expired (except in accordance with their terms without default thereunder), to the Knowledge of the Company are in full force and effect and there are no disputes or actions pending or, to the Knowledge of the Company, threatened regarding the same except as stated in the pertinent schedules therefor. Except as set forth in Section 4.15 of the Company Disclosure Letter, there are no third party Intellectual Property Rights (other than patents and trademarks) and, to the Knowledge of the Company, no third party patents or trademarks, that are infringed by any Products or existing activities of the Company or any Company Subsidiary, and the Company has made reasonable inquiries to determine whether any Product infringes any third party Intellectual Property Rights. The sections of the Company Disclosure Letter referenced under the definitions for Copyrights, Domain Names, Licenses In, Licenses Out, Patents Owned, Patents Licensed and Trademarks list, collectively, (i) all invention disclosures, patents and patent applications, copyright registrations, trade names, trademarks, service marks and Internet domain names, in each case, owned by the Company or any of the Company Subsidiaries which are material to the business of the Company and the Company Subsidiaries and (ii) all licenses, sublicenses and other Contracts pursuant to which the Company or any Company Subsidiary is authorized to use any third party patents, copyrights, trade marks or service marks, in each case, which are material to the business of the Company and the Company Subsidiaries.

        Section 4.16    Takeover Laws; Rights Agreement.

        (a)   The Company Board has taken all action necessary to ensure that Section 203 of the DGCL will not impose any additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of (i) Parent or Sub to engage in any transaction with the Company or (ii) Parent to vote or otherwise exercise all rights as a stockholder of the Company. No other "fair price," "moratorium," "control share acquisition" or other anti-takeover statute or regulation of any Governmental Entity (each, a "Takeover Statute") is applicable to the Company or the Transactions.

        (b)   The Company has taken all action necessary to render the Rights inapplicable to the Transactions, including the Offer and the Merger. Without limiting the generality of the foregoing, the Rights Agreement has been amended by all necessary action to (i) render the Rights Agreement inapplicable to this Agreement and the Transactions, (ii) ensure that (A) none of Parent or Sub or their respective Affiliates is or will be an "Acquiring Person" (as defined in the Rights Agreement) by virtue of the execution, delivery, announcement or performance of this Agreement or the Transactions and (B) none of a "Distribution Date", a "Share Acquisition Date", or a "Triggering Event" (as such terms are defined in the Rights Agreement) occurs by reason of the execution, delivery, announcement, consummation or performance of this Agreement or the Transactions.

        Section 4.17    Affiliate Transactions.    Except as set forth in Section 4.17 of the Company Disclosure Letter, there are no loans, leases or other continuing transactions between the Company or any Company Subsidiary and any present or former stockholder, director or officer thereof or any member of such officer's, director's or stockholder's family, or any Person controlled by such executive officer, director or stockholder or his or her family, including, without limitation, any transaction that would be disclosable pursuant to Item 404 of SEC Regulation S-K. No director or officer of the Company or any Company Subsidiary nor any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any

Company Subsidiary, or any organization which has a Contract or arrangement with the Company or any Company Subsidiary.

        Section 4.18    Environmental.

        (a)   Except as set forth in Section 4.18(a) of the Company Disclosure Letter, to Knowledge of the Company, each of the Company and the Company Subsidiaries, and their respective predecessors and Affiliates has complied with all applicable Environmental Laws, and no action, suit, Proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or to the Knowledge of the Company, threatened against any of them alleging any failure to so comply. Without limiting the generality of the preceding sentence, each of the Company, the Company Subsidiaries and their respective predecessors and Affiliates has obtained and been in compliance with all of the material terms and conditions of all Permits, licenses, and other authorizations which are required under, and have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws, except where non-compliance is not reasonably likely to result in a Company Material Adverse Effect.

        (b)   Except as set forth in Section 4.18(b) of the Company Disclosure Letter, to the Knowledge of the Company, none of the Company or any of the Company Subsidiaries has any material liability (and none of the Company, the Company Subsidiaries or their respective predecessors and Affiliates has handled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or condition, or owned or operated any property or facility in any manner that could reasonably be expected to form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or any Company Subsidiary giving rise to a Company Material Adverse Effect) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under applicable Environmental Laws.

        (c)   All properties and equipment used in the business of the Company, the Company Subsidiaries and their respective predecessors and Affiliates are and have been free from any Hazardous Substance.

        Section 4.19    Regulatory Matters.

        (a)   (i) With respect to each product that is, directly or indirectly, being distributed for commercial sale by the Company or any of the Company Subsidiaries (the "Products"): (1) the Company and the Company Subsidiaries have obtained all applicable approvals, clearances, authorizations, licenses and registrations required by Governmental Entities to permit the manufacture, distribution, sale (including reimbursement and pricing), marketing or human research and development of such Product (collectively, "Approvals"); (2) the Company and the Company Subsidiaries are in compliance in all material respects with all terms and conditions of each Approval in each country in which such Product is marketed; (3) the Company and the Company Subsidiaries are in compliance in all material respects with all applicable requirements (as set forth in relevant statutes and regulations) regarding registration, licensure or notification for each site (in any country) at which such Product is manufactured, processed, packed, held for distribution or from which it is distributed; (4) to the extent such Product is intended for export from the United States, the Company and the Company Subsidiaries are in compliance in all material respects with either all United States Food and Drug Administration ("FDA") requirements for marketing or 21 U.S.C. §381(e) or 382; and (5) none of the Company, the Company Subsidiaries or any officer or employee of the Company or the Company Subsidiaries is under investigation or has been debarred pursuant to 21 U.S.C. §335a; (ii) all manufacturing operations performed by or for the Company and the Company Subsidiaries are being, and to the Knowledge of the Company have been, conducted in full compliance with current good manufacturing practices, including, but not limited to, the good manufacturing practice regulations and guidance issued by the FDA and counterpart requirements in the European Union and other countries;

(iii) all nonclinical laboratory studies, as described in 21 C.F.R. §58.3(d), conducted or sponsored by the Company or the Company Subsidiaries are being, and to the Knowledge of the Company have been, conducted in full compliance with the good laboratory practice regulations set forth in 21 C.F.R. Part 58 and counterpart requirements in the European Union and other countries; (iv) all clinical studies of Products, as described in 21 C.F.R. §50.3(c), sponsored by the Company or the Company Subsidiaries are being, and to the Knowledge of the Company have been, conducted in full compliance with 21 C.F.R. §§812,50, 54 and 56; and (v) the Company and the Company Subsidiaries are in full compliance with the adverse event reporting requirements for devices in 21 C.F.R. Parts 812 and 803; except, in the case of subsections (i) through (iv) above, for any such failures to obtain or instances of noncompliance which, individually or in the aggregate, would not have a Company Material Adverse Effect. Without limiting the generality of the foregoing definition of "Approvals", such definition shall specifically include, with respect to the United States, product license applications, premarket approval applications under Section 515 of the FDCA, premarket notifications under Section 510(k) of the FDCA, investigational device exemptions, and product export applications issued by the FDA, as well as registrations issued by the Department of Justice.

        (b)   To the Knowledge of the Company, none of the Company or the Company Subsidiaries nor any of their officers, employees or agents has made any untrue statement of a material fact or fraudulent statement to the FDA or any foreign equivalent, failed to disclose a fact required to be disclosed to the FDA or any foreign equivalent, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA and any foreign equivalent to invoke its policy respecting, "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991).

        Section 4.20    Real and Personal Property.

        (a)    Real Property.    Schedule 4.20(a) of the Company Disclosure Letter sets forth a complete list of all real properties that are owned or have ever been owned by the Company or any of the Company Subsidiaries (the "Company Owned Real Property"). The Company and the Company Subsidiaries have good and marketable title to, or valid leasehold interests in, all real properties owned, used or occupied by them except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary and usual course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such properties, other than properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens except for Permitted Liens. None of the Company or any of the Company Subsidiaries has an option to purchase any real property. All of the real property leased by the Company and the Company Subsidiaries is identified in Section 4.20(a) of the Company Disclosure Letter (herein referred to as the "Company Leased Real Property").

          (i)    Status of Leases.    All leases of the Company Leased Real Property are identified in Section 4.20(a)(i) of the Company Disclosure Letter, and true and complete copies thereof have been delivered to Parent. Each of such leases has been duly authorized and executed by the Company or the Company Subsidiary party thereto, is in full force and effect and constitutes the legal, valid and binding obligation of the Company or the Company Subsidiary party thereto, and is enforceable in accordance with its respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity. The Company or the Company Subsidiary party thereto has not received written notice of any default under any of said leases, nor has any event occurred which, with notice or the passage of time, or both, would reasonably be expected to give rise to such a default. To the Knowledge of the Company, the other party to each of said leases is not in default under any of said leases and there is no event which, with notice or the passage of time, or both, would reasonably be expected to give rise to such a default.

          (ii)    Condition of Real Property.    Except as set forth in Section 4.20(a)(ii) of the Company Disclosure Letter, all premises constituting a part of the Company Owned Real Property or the Company Leased Real Property are in good operating condition and repair and there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Company Owned Real Property or the Company Leased Real Property.

          (iii)    Compliance with Law.    None of the Company or any of the Company Subsidiaries has received any written notice of any real estate Tax deficiency or assessment and, to the Knowledge of the Company, there is no proposed deficiency, claim or assessment with respect to any of the Company Owned Real Property or the Company Leased Real Property, or any pending or threatened condemnation thereof.

          (iv)    Other Matters.    None of the Company or any of the Company Subsidiaries leases or subleases any real or personal property as lessor or sublessor. All buildings or structures located on the Company Owned Property or the Company Leased Real Property and occupied by the Company or any of the Company Subsidiaries are of a general type or nature customarily used for office and commercial purposes in the applicable geographic area.

        (b)    Personal Property.    The Financial Statements reflect all of the assets and properties, real and personal, used by the Company and the Company Subsidiaries in their respective businesses or otherwise held by the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have good and valid title to all assets and properties included in the Financial Statements or thereafter acquired, in each case free and clear of any Lien, except for Liens for Taxes not yet due and payable. A full and complete list of each of the assets or properties of the Company and the Company Subsidiaries consisting of personal property and having an original cost in excess of $100,000 has been made available to Parent.

        Section 4.21    Insurance.    The physical properties, assets, business, operations, employees, officers and directors of the Company and the Company Subsidiaries are insured to the extent disclosed in Section 4.21 of the Company Disclosure Letter. There is no claim by the Company or any Company Subsidiary pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof are currently paid, and the Company and the Company Subsidiaries are in compliance with the terms thereof. Section 4.21 of the Company Disclosure Letter also sets forth a list of insurance policies to which other parties (including Affiliates of the Company) are a party or beneficiary which relate to the properties, assets or operations of the Company or the Company Subsidiaries and the names of such other parties. No written notice of cancellation, termination or reservation of rights has been received by the Company or any Company Subsidiary with respect to any insurance policy described in Section 4.21 of the Company Disclosure Letter. No claims have been asserted during the five-year period prior to the date of this Agreement by the Company or any Company Subsidiary under any of the insurance policies of the Company or the Company Subsidiaries or relating to their properties, assets or operations. Each such insurance policy shall continue to be in full force and effect following consummation of the Transactions.

        Section 4.22    Compensation.    Section 4.22 of the Company Disclosure Letter constitutes a full and complete list of each director, officer or employee of the Company or any of the Company Subsidiaries whose total compensation from the Company or any of the Company Subsidiaries on an annualized basis exceeds $100,000 specifying their names and job designations, the total amount paid or payable, the basis of such compensation, whether fixed or commission or a combination thereof, and their current rate of pay. Except as otherwise disclosed in Section 4.22 of the Company Disclosure Letter, since September 30, 2003 there has been no change in compensation, by means of wages, salaries, bonuses, gratuities or otherwise, to any director or officer of the Company and no such change exceeding two percent (2%) on an annualized basis to all employees of the Company or any of the Company Subsidiaries in the aggregate.

        Section 4.23    Certain Advances.    There are no outstanding loans or advances from the Company or any of the Company Subsidiaries owing by directors, officers, employees, consultants or shareholders of the Company or any of the Company Subsidiaries, or owing by any Affiliate of any director or officer of the Company or any of the Company Subsidiaries, other than advances in the ordinary and usual course of business to officers and employees for reimbursable business expenses.

        Section 4.24    Copies of Certain Documents.    The Company has heretofore made available to the Parent true and complete copies of: (a) all agreements entered into by the Company or any of the Company Subsidiaries, if any, providing for the acquisition or disposition of businesses or Product or service lines; and (b) a complete list of all investments of the Company and the Company Subsidiaries, if any, in marketable or other securities (whether debt or equity) as of November 30, 2003. Since November 30, 2003, there has been no material change in the amount or character of the Company's investments.

        Section 4.25    Underlying Documents.    Any underlying documents listed or described in the Company Disclosure Letter referred to in this Agreement have heretofore been furnished or made available to Parent or its representatives. All such documents furnished to Parent are true and complete copies, and there are no amendments or modifications thereto, except as expressly noted in the Company Disclosure Letter in which such documents are listed or described. The minute books of the Company and each of the Company Subsidiaries contain accurate records of all corporate actions taken by the directors and shareholders of the Company and each of the Company Subsidiaries.

        Section 4.26    Risk Management Instruments.    None the Company or any of the Company Subsidiaries is party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts or other similar risk management arrangements.

        Section 4.27    Brokers; Fees and Expenses.

        (a)   No broker, investment banker, financial advisor or other Person, other than (i) Credit Suisse First Boston LLC ("CSFB"), and (ii) The Delaware Bay Company, Inc. ("Delaware Bay"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and or any other Transaction based upon arrangements made by or on behalf of the Company. The amount of the fees of each of CSFB and Delaware Bay payable in connection with the Transactions (including all fees for any fairness opinion prepared by either CSFB or Delaware Bay with respect to the Transactions) and the maximum amount of all other professional fees and expenses incurred and that may be incurred by the Company in connection with the Offer, the Merger and the other Transactions (including the fees of the Company's legal counsel) are set forth in Section 4.27 of the Company Disclosure Letter.

        (b)   No valid claim against the Company or the Surviving Corporation or, to the Company's Knowledge, against Parent or Sub exists or will exist for payment of any "topping," "break-up," "bust-up" or "termination" fee or any similar compensation or payment arrangement as a result of the Transactions except as provided by this Agreement.

        Section 4.28    Fairness Opinions.    The Board of Directors of the Company has received the opinion of each of CSFB (the Company's financial advisor) and Delaware Bay, each dated the date of this Agreement, to the effect that, as of such date, based upon and subject to the matters set forth in such opinion, the consideration to be received pursuant to the Offer and the Merger by the holders of Company Common Stock is fair to such holders (other than Parent and its Affiliates) from a financial point of view, and a signed copy of each such opinion has been (or promptly will be) delivered to Parent.

        Section 4.29    Employment Matters.    Except as set forth in Section 4.29 of the Company Disclosure Letter:

        (a)   To the Knowledge of the Company, no key employee, officer, director or group of employees plans to terminate their employment with the Company or any Company Subsidiary as a result of the Transactions or otherwise. In the last five (5) years, none of the Company or any Company Subsidiary has experienced nor, to the Knowledge of the Company, is there threatened or pending any labor strikes, slowdowns, lockouts, grievances, employment discrimination, retaliation or unfair labor practice charges or complaints, arbitrations or other disputes arising out of any collective bargaining agreement. To the Knowledge of the Company, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any Company Subsidiary.

        (b)   There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which it is bound.

        (c)   There are no written personnel policies, rules or procedures applicable to employees of the Company and the Company Subsidiaries (collectively, "Company Employees").

        (d)   None of the Company or any Company Subsidiary is a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to employees or employment practices.

        (e)   In the past (5) years, (i) none of the Company or any Company Subsidiary has effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company's or any Company Subsidiary's business, and (iii) none of the Company or any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation;

        (f)    None of the Company or any Company Subsidiary has caused any of its employees to suffer an "employment loss" (as defined in the WARN Act) during the ninety (90) day period prior to the date hereof.

        (g)   None of the Company or any Company Subsidiary has made any representation or commitment to, or entered into any formal or informal understanding with, any employee of the Company or any Company Subsidiary with respect to compensation, benefits, or terms of employment to be provided by Parent, the Surviving Corporation or any of the Surviving Corporation's subsidiaries at or subsequent to the Effective Time.

        (h)   Except as set forth in Section 4.29 of the Company Disclosure Letter, to the Knowledge of the Company, there are no pending or threatened claims of employment law violation, including but not limited to claims of employment discrimination, wage, hour or leave violation, or retaliation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

        Parent and Sub represent and warrant to the Company as follows:

        Section 5.01    Organization, Standing and Power.    Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all Permits necessary to enable it to conduct its businesses as presently conducted, other than such Permits the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.02    Sub.    Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        Section 5.03    Financing.    Parent has or has available to it, and will make available to Sub all funds necessary no later than contemporaneously with consummation of the Offer, to consummate all the Transactions and pay the related fees and expenses of Parent and Sub. Parent and Sub expressly acknowledge that Parent's and Sub's ability to obtain financing is not a condition to the obligations of Parent and Sub hereunder.

        Section 5.04    Authorization; Validity of Agreement; Necessary Action.    Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent and/or Sub, as the case may be, pursuant to or in connection with or as contemplated by this Agreement and to consummate the Transactions. The Board of Directors of Parent (the "Parent Board") and the Board of Directors of Sub (the "Sub Board") have each adopted a resolution approving this Agreement. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation of the Transactions have been duly authorized by the Parent Board and the Sub Board and by Parent as the sole stockholder of Sub and no other corporate action on the part of Parent or Sub or any other Person is necessary to authorize the execution and delivery by Parent and Sub of this Agreement or the consummation of the Transactions. This Agreement, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.

        Section 5.05    No Conflicts; Consents.    The execution and delivery by each of Parent and Sub of this Agreement and the consummation of the Transactions and compliance with the terms hereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of (a) the charter or organizational documents of Parent or Sub, (b) any material Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (c) subject to the filings and other matters referred to in the following sentence, any Order or Applicable Law applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and any applicable laws, regulations or statutes relating to the regulation of monopolies or competition in any foreign jurisdictions, (ii) the filing with the SEC of (A) the Offer Documents and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the taxes described in Section 7.08 and (v) Consents, registrations, declarations or filings required to be made solely by reason of the Company's participation in the Transactions.

        Section 5.06    Information Supplied.    None of the information supplied or to be supplied in writing by Parent or Sub for inclusion or incorporation by reference in (a) Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

        Section 5.07    Brokers.    No broker, investment banker, financial advisor or other Person, other than The Goldman Sachs Group, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and or any other Transaction based upon arrangements made by or on behalf of Parent or Sub.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 6.01    Conduct of Business.

        (a)    Conduct of Business by the Company.    Except for matters expressly permitted by this Agreement, from the date of this Agreement to the Effective Time the Company shall, and shall cause the Company Subsidiaries to, conduct its business in the ordinary and usual course of business and use its reasonable best efforts to preserve intact its current business organization, keep available the services of its officers and employees and maintain its relationships with customers, suppliers, vendors, licensors, licensees, distributors and agents and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit the Company Subsidiaries to, do any of the following without the prior written consent of Parent:

            (i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (x) required dividends on the Company Series D Stock and (y) dividends and distributions by the Company Subsidiaries to the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof, or (D) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or the Company Subsidiaries;

           (ii)  except for grants of (A) Company Employee Stock Options pursuant to written commitments in effect on and disclosed to Parent prior to the date of this Agreement and (B) Company Employee Stock Options to purchase up to 150,000 shares of Company Common Stock at exercise prices not less than $12.37 per share to new hires in the ordinary course of business and consistent with past practice, authorize for issuance, issue, deliver, sell or grant (w) any shares of its capital stock, (x) any Company Voting Debt or other voting securities, (y) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (z) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

          (iii)  amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

          (iv)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof or (B) any assets outside the ordinary and usual course of business;

           (v)  (A) grant to any present or former employee, officer or director of the Company or the Company Subsidiaries any increase in compensation or fringe benefits, except for (x) increases in annual bonuses payable in January or February of 2004 under the Company's Annual Incentive Plan in the ordinary course of business consistent with past practice and (y) increases in salary for non-officer employees in the ordinary and usual course of business, (B) grant to any present or former employee, officer or director of the Company or the Company Subsidiaries any increase in retention, severance or termination benefits or pay, (C) other than entering into employment agreements with employees of the Company approved in advance by Parent, enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such present or former employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Plan, except as required by Applicable Law or to maintain the qualification of any Company Plan that is intended to be qualified within the meaning of Code Section 401(a), (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary and usual course of business, under any collective bargaining agreement or Company Plan, (F) loan or advance money or other property to any present or former employee, officer or director of the Company or the Company Subsidiaries, (G) except as permitted under Section 6.01(a)(ii), grant any new, or amend any existing, Company Employee Stock Option or enter into any agreement under which any Company Employee Stock Option would be required to be issued, (H) except as contemplated by Section 7.11, take any action (or fail to take any action) which action (or failure to act) would impair the ability of the Company or any Company Subsidiary (or any successor thereto) to unilaterally amend or terminate any Company Plan, or (I) make any representation or commitment to, or enter into any formal or informal understanding with, any Person with respect to compensation, benefits or terms of employment to be provided by Parent, the Surviving Corporation or any of the Surviving Corporation's subsidiaries at or subsequent to the Effective Time;

          (vi)  make any change in accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by Applicable Laws or GAAP;

         (vii)  sell, lease, license or otherwise dispose of or permit to become subject to any Lien, other than a Permitted Lien, any properties or assets, tangible or intangible, which are material to the business of the Company, except sales of inventory in the ordinary and usual course of business;

        (viii)  except as disclosed in Section 6.01(a)(viii) of the Company Disclosure Letter, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or the Company Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) routine borrowings incurred in the ordinary and usual course of business and not in excess of $100,000 in the aggregate, or (y) pursuant to existing credit facilities as in effect on the date hereof in the ordinary and usual course of business and not in excess of $100,000 in the aggregate, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or the Company Subsidiaries or to customers of the Company or the Company Subsidiaries in the ordinary and usual course of business;

          (ix)  make or agree to make any new capital expenditure or expenditures not included in the Company's capital expenditure budget, a copy of which has been furnished to Parent, that, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000;

           (x)  (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary and usual course of business or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements of the Company included in the Filed SEC Documents or incurred in the ordinary and usual course of business, (B) cancel any material Indebtedness (individually or in the aggregate) or waive any material claims or rights (C) waive the material benefits of, or agree to modify in any material manner, any confidentiality or standstill agreement to which the Company or the Company Subsidiaries is a party;

          (xi)  Except as otherwise contemplated by Sections 4.16 and 7.10, further amend the Rights Agreement, except in connection with any action permitted by Section 6.02(b) or as required by any statute, rule, regulation, injunction, order or decree of any Governmental Entity;

         (xii)  amend any Material Contract or Contract providing for payments or otherwise involving amounts in excess of $100,000, other than any such amendment in the ordinary course of business consistent with past practice, or, except in the ordinary and usual course of business, enter into any Material Contract;

        (xiii)  modify, amend or terminate any Material Contract (including, without limitation, any Material Contract relating to any Material Intellectual Property Rights) or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

        (xiv)  discharge, settle, assign or satisfy any claims, whether or not pending before a Governmental Entity, in excess of $25,000 individually or $100,000 in the aggregate, other than the discharge or satisfaction of any such claims in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any respect adverse to the Company, any confidentiality or standstill agreements to which the Company or any Company Subsidiary is a party;

         (xv)  enter into or extend any Contract relating to the distribution, sale, license, promotion or marketing by third parties of the Products (including Products under development) which is not terminable without payment or penalty upon thirty (30) days notice, other than pursuant to any such agreements currently in place in accordance with their terms as of the date hereof;

        (xvi)  transfer, assign, terminate, cancel, abandon or modify any Approvals or fail to maintain such Approvals as currently in effect;

       (xvii)  fail to maintain all insurance policies as currently in effect or allow any of such policies to lapse;

      (xviii)  transfer or license to any Person or entity or otherwise extend, amend, allow to lapse or go abandoned, or modify any Material Intellectual Property Rights other than implied licenses provided to customers for their specific end use;

        (xix)  enter into any license agreement with any Person or entity to obtain any Intellectual Property Right;

         (xx)  terminate any employee of the Company or any Company Subsidiary whose base annual salary exceeds $100,000;

        (xxi)  hire any new employee other than research and development, manufacturing or quality assurance personnel in the ordinary course of business; or

       (xxii)  authorize any of, or commit or agree to take any of, the foregoing actions.

        (b)    Other Actions.    The Company shall not, and shall not permit the Company Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any condition to the Offer set forth in Exhibit A or any condition to the Merger set forth in Article VIII not being satisfied.

        (c)    Advice of Changes.

            (i)  The Company shall promptly notify Parent in writing of: (A) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this

  Agreement if (y) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (z) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any material breach of any covenant or obligation of the Company; and (D) any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in Article VIII or Exhibit A impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect. No notification given to Parent pursuant to this Section 6.01(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

           (ii)  Parent shall promptly notify the Company in writing of: (A) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (y) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (z) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any material breach of any covenant or obligation of Parent; and (D) any event, condition, fact or circumstance that would make the timely satisfaction of any condition set forth in Article VIII or Exhibit A impossible or unlikely or that has had or could reasonably be expected to have a Parent Material Adverse Effect. No notification given to the Company pursuant to this Section 6.01(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

        Section 6.02    No Solicitation.

        (a)   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and the Company Subsidiaries shall not (and the Company will not permit any of its or any of the Company Subsidiaries' officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to) directly or indirectly (i) solicit, knowingly encourage, engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate any inquiry or effort of any Person (other than Parent) relating to any Alternative Acquisition, (ii) provide nonpublic information with respect to the Company to any Person, other than Parent, relating to a possible Alternative Acquisition by any Person, other than Parent, (iii) enter into an agreement with any Person, other than Parent, providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent. Notwithstanding the foregoing and anything else in this Agreement to the contrary, prior to the acceptance for payment of Company Common Stock pursuant to, and subject to the conditions of, the Offer, the Company Board may, if failure to do so could reasonably be expected to result in breach of the fiduciary obligations of the Company Board under Delaware law, as determined in good faith by the Company Board, in response to a proposal for an Alternative Acquisition ("Alternative Acquisition Proposal") that the Company Board determines, in good faith after consultation with its outside counsel and its financial advisor, is or is reasonably likely to result in a Superior Company Proposal (as defined in Section 6.02(e)), subject to providing prior written notice of its decision to take such action to Parent, (A) furnish information with respect to the Company to the Person or group making such Alternative Acquisition Proposal and its representatives pursuant to a confidentiality agreement with terms not materially more favorable to the Person making the Alternative Acquisition Proposal than those applicable to Parent under the Confidentiality Agreement

(except that such confidentiality agreement need not contain any standstill provisions) and (B) participate in discussions and negotiations with such Person or group and its representatives. The Company shall, and shall cause its representatives to, cease immediately all discussions and negotiations that may have occurred prior to the date of this Agreement regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Acquisition Proposal. For purposes of this Section 6.02 and Section 9.02(b)(ii), the term "Person" shall include any group as defined in the Exchange Act. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.02 by any director, officer or employee of the Company or the Company Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or the Company Subsidiaries shall be deemed to be a breach of this Section by the Company.

        (b)   Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer or the Merger, (ii) approve or cause or permit the Company to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to, any Alternative Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal or (iv) agree or resolve to take actions set forth in clauses (i), (ii) or (iii) of this sentence. Notwithstanding the foregoing and anything else in this Agreement to the contrary, if, during the period prior to the acceptance for payment of the Company Common Stock pursuant to the Offer, the Company Board receives a Superior Company Proposal and the Company Board determines in good faith, that failure to do so could reasonably be expected to result in a breach of its fiduciary obligations under Delaware law, the Company Board may, during such period, in response to a Superior Company Proposal, withdraw or modify its approval or recommendation of the Offer, the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Company Proposal at any time after the second Business Day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Company Proposal and intends to withdraw or modify its recommendation, identifying the Person making such Superior Company Proposal and specifying the financial and other material terms and conditions of such Superior Company Proposal (it being agreed and understood by the parties that such withdrawal or modification of the Company Board's recommendation shall not alter the Company Board's approval of this Agreement, the Stockholder Agreement and the Transactions (including for purposes of Section 203 of the DGCL)).

        (c)   The Company promptly, and in any event within two (2) Business Days, shall advise Parent orally and in writing of any Alternative Acquisition Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Alternative Acquisition Proposal, the identity of the Person or group making any such Alternative Acquisition Proposal or inquiry and the material terms of any such Alternative Acquisition Proposal or inquiry. The Company shall (i) keep Parent reasonably informed of the status, including any material change to the details, of any such Alternative Acquisition Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all material correspondence and other written material sent or provided to the Company from any third party in connection with any Alternative Acquisition Proposal or sent or provided by the Company to any third party in connection with any Alternative Acquisition Proposal.

        (d)   Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, from making required filings of document with the SEC or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with independent counsel, failure so to disclose could be inconsistent with its obligations under Applicable Law; provided, however, that except as set forth in Section 6.02(b), in no event shall the Company Board or any committee thereof withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement, the Offer or the Merger or adopt, approve or recommend, or propose to adopt, approve or recommend any Alternative Acquisition Proposal.

        (e)   For purposes of this Agreement, "Superior Company Proposal" means any written, bona fide proposal made by a third party to acquire all or substantially all the equity securities or assets of the Company, or other transaction for the acquisition of all or substantially all the equity securities or assets of the Company through a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale or a joint venture, (i) that is not subject to a financing contingency, (ii) that is on terms which the Company Board determines in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation, with only customary qualifications, and independent legal counsel) to be superior for the holders of the Company Common Stock, from a financial point of view, to the Offer and the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement, the Offer and the Merger) taking into account the likelihood of consummation in light of all financial, regulatory, legal and other aspects of such proposal (including, without limitation, any antitrust or competition law approvals or non-objections).

        (f)    None of the Company or the Company Subsidiaries will waive any provision of any confidentiality or standstill agreement to which it is a party without the prior written consent of Parent.

        Section 6.03    Certain Tax Matters.    From the date hereof until the Effective Time, the Company will (a) timely file all Tax Returns ("Post-Signing Returns") required to be filed by it (after taking into account any applicable extensions), (b) timely pay all Taxes due and payable with respect to such Post-Signing Returns that are so filed, (c) accrue a liability in its books and records and financial statements in accordance with past practice and GAAP for all Taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time, (d) promptly notify Parent of any Proceeding pending against or with respect to the Company in respect of any Tax where there is a reasonable possibility of a determination or decision which would have a material adverse effect on the Company's Tax liabilities or Tax attributes and will not settle or compromise any such Proceeding without Parent's prior written consent, and (e) not make any material Tax election, settle or compromise any Tax liability or refund or file any amended Tax Return without Parent's prior written consent.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.01    Preparation of Proxy Statement; Stockholders Meeting.

        (a)   If the approval of this Agreement by the Company's stockholders is required by Applicable Law, the Company shall, as soon as practicable following the expiration of the Offer, prepare in accordance with the rules and regulations of the SEC and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company and Parent shall cooperate with one another in connection with the preparation of the Proxy Statement. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects, unless the Company is advised by outside counsel that it is required to do so by Applicable Law. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing the Proxy Statement with the SEC and receiving clearance from the SEC with respect to such Proxy Statement.

        (b)   If the approval of this Agreement by the Company's stockholders is required by Applicable Law, the Company shall, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of seeking Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they approve this Agreement and the Merger, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement, the Offer or the Merger as permitted by Section 6.02(b). Notwithstanding the foregoing, if Sub or any other Subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding shares of Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable thereafter without a stockholders meeting in accordance with Section 253 of the DGCL.

        (c)   Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Sub or any other Subsidiary of Parent to be voted in favor of the approval of this Agreement.

        Section 7.02    Access to Information; Confidentiality.

        (a)   The Company shall, and shall cause the Company Subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause the Company Subsidiaries to, furnish promptly to Parent such copies of the existing books, records, Tax Returns and other documents and information relating to the Company and the Company Subsidiaries as Parent may reasonably request. Without limiting the generality of the foregoing, the Company shall, within two (2) Business Days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 7.02 shall be subject to the Confidentiality Agreement and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

        (b)   Notwithstanding the foregoing paragraph and the Confidentiality Agreement, any party to this Agreement (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earlier of the date of the public announcement of discussions relating to the Transactions, the date of the public announcement of the Transactions, and the date of the execution of this Agreement.

        Section 7.03    Reasonable Best Efforts; Notification.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement each of the parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any necessary approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including under the HSR Act and any applicable laws, regulations or statutes relating to the regulation of monopolies or competition in any foreign jurisdictions, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

        (b)   Notwithstanding anything to the contrary in this Agreement, (i) the Company shall not, without Parent's prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow any of its Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters), and the Company shall commit to, and shall use its reasonable best efforts to effect (and shall cause each of its Subsidiaries to commit to and use their reasonable best efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as Parent shall request, but solely if such divestitures, licenses, hold separate arrangements or similar matters are contingent on consummation of the Offer and (ii), neither Parent nor any of its Subsidiaries shall be required to agree (with respect to (A) Parent or its Subsidiaries or (B) the Company or its Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices, if such divestitures, licenses, arrangements or similar matters, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

        (c)   The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiary, from any Governmental Entity with respect to the Transactions.

        Section 7.04    Stock Options.    Contemporaneous with the commencement of the Offer, the Company shall request each holder of Company Employee Stock Options (whether or not such Company Employee Stock Options are vested as of the date of this Agreement) to execute and deliver to the Company, prior to the expiration of the Offer, an agreement in the form specified by Parent (an "Option Election") under which such holder would agree, contingent upon the purchase of shares of Company Common Stock by Sub in the Offer, to cause, with effect as of immediately prior to the expiration of the Offer, such Option to be exercised and the shares of Company Common Stock issued as a result of that exercise to be tendered in the Offer. To the extent permitted by law, the Company shall advance to each holder of Company Employee Stock Options who executes and delivers a valid Option Election the funds necessary for the exercise of such Company Employee Stock Options and the funds so advanced shall be deducted from the amount payable to such holder pursuant to the Offer. The Company, Parent and Sub shall take such further actions as may be necessary to accommodate such advancement of funds, exercise, issuance, tender and payment with respect to each such valid Option Election. Prior to the commencement of the Offer, the Company Board shall adopt such resolutions or take such other actions as are required to elect the treatment of Company Employee Stock Options described in Section 16(a)(y) of the Company's 1985 Stock Option Plan and Section 12(a)(y) of the Company's Equity Incentive Plan, and pursuant to such Company Board action, shall cause the Company to deliver, contemporaneously with the delivery to each holder of Company Employee Stock Options of the request to execute and deliver an Option Election as described above, a notice specifying that the Company Employee Stock Options must be exercised no later than the later to occur of the twentieth (20th) Business Day following the commencement of the Offer, or the date of the final expiration of the Offer; and further specifying that if such Company Employee Stock Options are not exercised by such date, they shall be terminated as of the Effective Time. All amounts payable pursuant to this Section 7.04 shall be subject to any required withholding of Taxes and shall be paid without interest.

        Section 7.05    Prior Agreements.

        (a)   The Standstill Agreement, dated as of August 3, 1998, between Parent and the Company (the "Standstill Agreement") is hereby terminated and of no further force or effect; provided, however, that in the event that this Agreement is terminated in accordance with its terms without Sub having purchased any shares of Company Common Stock pursuant to the Offer, the Standstill Agreement shall be deemed reinstated and in full force and effect effective as of the time of such termination of this Agreement; provided, however, that no action theretofore taken by Parent, Sub or any of their Affiliates in reliance on this Section 7.05 shall be deemed to violate the Standstill Agreement as so reinstated.

        (b)   The Common Stock Purchase Agreement, dated as of August 3, 1998, between Parent and the Company and the Registration Rights Agreement, dated as of August 3, 1998, between Parent and the Company, each shall be terminated and of no further force or effect immediately upon Sub's acceptance of Offer Securities for payment pursuant to the Offer.

        Section 7.06    Indemnification; D&O Insurance.

        (a)   Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and the Company Subsidiaries ("Indemnified Persons") as provided in their respective certificates of incorporation or by-laws or as provided in any director indemnification agreements (as in effect on the date of this Agreement) shall survive the Merger and shall continue in full force and effect in accordance with their terms.

        (b)   Parent shall cause to be maintained for a period of six (6) years from the Effective Time the Company's current D&O Insurance policy to the extent that it provides coverage for events occurring prior to the Effective Time for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of two hundred fifty percent (250%) of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium"). Upon request by Parent, the Company shall use its reasonable best efforts to extend coverage under the Company's D&O Insurance by obtaining a six-year "tail" policy (provided that the lump sum payment to purchase such coverage does not exceed six (6) times the Maximum Premium) and such "tail" policy shall satisfy Parent's obligations under this Section 7.06(b). Parent's obligations under this Section 7.06(b) shall also be satisfied if Parent's D&O Insurance provides (or is amended to provide) substantially similar coverage for events occurring prior to the Effective Time for persons who are directors and officers of the Company on the date of this Agreement. If the Company's existing D&O Insurance is terminated or canceled by the insurer during such six-year period or a "tail" policy cannot be purchased on the terms set forth above and Parent cannot or determines not to satisfy its obligations under this Section 7.06(b) pursuant to the preceding sentence, Parent shall use its reasonable best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Parent that the last annual premium paid prior to the date of this Agreement is not greater than $578,600. The obligations of Parent and the Surviving Corporation under this Section 7.06 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the consent of such affected Indemnified Person.

        (c)   In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Surviving Corporation assume the obligations set forth in this Section 7.06.

        (d)   The provisions of this Section 7.06 are intended to be for the benefit of, and shall be enforceable by, each identified party and his or her heirs and representatives.

        Section 7.07    Public Announcements.    Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange and then only with such advance notice to and consultation with the other as is practical. The parties agree that the initial press release to be issued with respect to the Transactions contemplated by this Agreement shall be in the form agreed to by the parties.

        Section 7.08    Transfer Taxes.    Either Sub or the Surviving Corporation shall pay all Transfer Taxes, if any, and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Offer or the Merger, and all Stock Transfer Taxes, if any, and any penalties or interest with respect to any such Stock Transfer Taxes.

        Section 7.09    Potential Litigation.    The Company shall give Parent the opportunity to participate fully in the conduct of the defense or the settlement of any litigation against the Company and its directors relating to any of the Transactions. No settlement of any such litigation shall be agreed to without Parent's prior written consent.

        Section 7.10    Rights Agreement.    The Company Board shall take all further action (in addition to that referred to in Section 4.16) necessary (including redeeming the Rights immediately prior to the expiration of the Offer or amending the Rights Agreement) in order to render the Rights inapplicable to this Agreement and the Transactions, including the Offer, the Merger and the Top-Up Option.

        Section 7.11    Benefits and Employment.    None of Parent, the Surviving Corporation or any of the Surviving Corporation's subsidiaries shall have any obligation to continue any Company Plan as of or subsequent to the Effective Time; and each of Parent and the Surviving Corporation shall have the right to amend, modify, or terminate any Company Plan at or subsequent to the Effective Time; provided that the Company shall have the right to terminate immediately prior to the Closing Date any Company Plan that is then intended to be qualified within the meaning of Code Section 401(a). Notwithstanding any provision in this Agreement to the contrary, employees of the Company or any Company Subsidiary who continue employment with Parent, the Surviving Corporation or any of the Surviving Corporation's subsidiaries following the Effective Time (the "Continuing Employees") shall receive compensation and benefits substantially comparable in the aggregate to those of similarly situated employees. Such benefits may be provided through continuation of the Company Plans or through employee benefit plans of the Surviving Corporation (or of the Parent or the Surviving Corporation's subsidiaries, as the case may be), including but not limited to defined benefit pension plans and retiree health plans, maintained, established or contributed to by Parent, the Surviving Corporation or any of the Surviving Corporation's subsidiaries at or subsequent to the Effective Time (collectively, the "Surviving Corporation Plans"). The Continuing Employees shall receive full credit for periods of service with the Company or any Company Subsidiary prior to the Effective Time for purposes of determining eligibility and vesting (but not benefit accruals) under the Surviving Corporation Plans, other than any Surviving Corporation Plan which is a retiree health plan, for which Continuing Employees shall receive credit for purposes of eligibility, vesting and benefit accrual only with respect to service for Parent, the Surviving Corporation or the Surviving Corporation's Subsidiaries on and after the Effective Time. Any amounts previously expended by Continuing Employees for purposes of satisfying deductibles under any Company Plan for the applicable current plan year shall be credited for purposes of satisfying any corresponding deductibles under the Surviving Corporation Plans. No preexisting condition limitations (that would not have been applicable under the Company Plans) shall be imposed on Continuing Employees upon admittance into any Surviving Corporation Plan.

ARTICLE VIII

CONDITIONS PRECEDENT

        Section 8.01    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)    Stockholder Approval.    If required by Applicable Law, the Company shall have obtained Company Stockholder Approval.

        (b)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or imposing any conditions or limitations on the consummation of any of the Transactions shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such injunction or other order that may be entered.

        (c)    Acceptance of Shares.    Sub shall have accepted Offer Securities for payment pursuant to the Offer.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

        Section 9.01    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Stockholder Approval:

        (a)   by mutual written consent of Parent, Sub and the Company;

        (b)   by either Parent or the Company:

            (i)  if Sub has not accepted Offer Securities for payment pursuant to the Offer on or before March 31, 2004 (the "Outside Date"), unless the failure to do so on or before the Outside Date is the result of a breach of this Agreement by the party seeking to terminate this Agreement; or

           (ii)  if any Governmental Entity issues an Order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such Order, decree, ruling or other action shall have become final and nonappealable; or

          (iii)  (A) if Sub shall have failed to commence the Offer within thirty (30) days following the date of this Agreement or (B) if the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any Offer Securities pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement or the failure of whose representations and warranties to be true results in the failure of any such condition.

        (c)   by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Exhibit A, and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach; provided, however, that this Agreement may not be terminated pursuant to this clause (c) if Sub has accepted Offer Securities for payment pursuant to the Offer;

        (d)   by Parent:

            (i)  if the Company Board or any committee thereof withdraws or modifies in a manner adverse to Parent its approval or recommendation of the Offer, the Merger or this Agreement or fails to recommend to the Company's stockholders that they accept the Offer or give Company Stockholder Approval, or the Company Board or any committee thereof resolves to take any of the foregoing actions; or

           (ii)  if the Company Board fails to reaffirm publicly and unconditionally its recommendation to the Company's stockholders that they accept the Offer and give Company Stockholder Approval within ten (10) Business Days of Parent's written request to do so (which request may only be made at any time following public disclosure of an Alternative Acquisition Proposal), which public reaffirmation must also include the unconditional rejection of such Alternative Acquisition Proposal;

        (e)   by the Company prior to the acceptance of Offer Securities for payment pursuant to the Offer if, prior to the consummation of the Offer, the Company Board shall have determined to approve, endorse or recommend an Alternative Acquisition Proposal that constitutes a Superior Company Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.01(e) unless (i) at least two (2) Business Days prior to terminating this Agreement pursuant to this Section 9.01(e) the Company has provided Parent with written notice advising Parent that the Company Board has received a Superior Company Proposal that it intends to accept, specifying the material terms and conditions of such Superior Company Proposal, and identifying the Person making such Superior Company Proposal, (ii) the Company has caused its financial and legal advisors to negotiate in good faith with Parent during such two (2) Business Day period to attempt to make such adjustments in the financial terms of an amendment to this Agreement that are equal or superior to the financial terms of such Superior Company Proposal and the Company and Parent have not within such two (2) Business Day period agreed upon such an amendment, and (iii) the Company has paid to (or concurrently pays to) Parent the Base Termination Fee in accordance with this Section 9.01(e) and Section 9.02; or

        (f)    by the Company, if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article VIII and (ii) cannot be cured or has not been cured within thirty (30) days after the giving of written notice to Parent of such breach (provided that Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); provided, however, that this Agreement may not be terminated pursuant to this clause (f) if Sub has accepted Offer Securities for payment pursuant to the Offer.

        Section 9.02    Effect of Termination; Fees and Expenses.

        (a)   In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 4.27, Section 5.07, the last sentence of Section 7.02(a), Section 7.05(a), this Section 9.02 and Article X and except to the extent that such termination results from the willful breach by a party of any representation, warranty or covenant set forth in this Agreement.

        (b)   The Company shall pay to Parent a fee in an amount equal to $9 million (the "Base Termination Fee") immediately upon termination of this Agreement if (i) Parent terminates this Agreement pursuant to Section 9.01(d), or (ii) the Company terminates this Agreement pursuant to Section 9.01(e), and in either such case if the Company consummates an Alternative Acquisition Proposal within nine (9) months after such termination, the Company shall pay to Parent an additional fee in an amount equal to $6 million (the "Additional Termination Fee" and, together with the Base Termination Fee, the "Termination Fees") immediately upon consummation of such Alternative Acquisition Proposal. The Company shall pay to Parent the Base Termination Fee plus the Additional Termination Fee if any Person shall have made, proposed, communicated or disclosed in a manner that is or otherwise becomes public prior to or during the pendency of the Offer (which shall include being generally known by securityholders of the Company) an intention to make an Alternative Acquisition Proposal, the Minimum Tender Condition is not satisfied at the Determination Time, this Agreement is terminated in accordance with its terms under circumstances other than those set forth in the first sentence of this Section 9.02(b) and an Alternative Acquisition Proposal is consummated within nine (9) months of such termination of this Agreement, in which case such Termination Fees shall be payable immediately upon consummation of such Alternative Acquisition Proposal. Notwithstanding the foregoing, the Termination Fees shall not be payable in any event if Parent is then in breach in any material respect of any of its obligations under this Agreement.

        (c)   (i) Any payment due under this Section 9.02 shall be paid by wire transfer of same-day funds on the date such payment becomes payable and (ii) upon failure to pay any such payment on the date due pursuant to Section 9.02(b), interest shall accrue on the amount of such payment from such date to the date of actual payment at a variable rate equal to the prime rate (as reported in the Wall Street Journal "Money Rates") plus 3% per annum.

        (d)   Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the filing fees in connection with the HSR Act.

        (e)   In addition to the other provisions of this Section 9.02, in the event any of the Termination Fees are or become payable pursuant to Section 9.02(b), the Company agrees promptly, but in no event later than two (2) business days following written notice thereof, to reimburse Parent and Sub for all out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting such amounts. The right to receive the Termination Fees pursuant to Section 9.02(b) and other amounts pursuant to this Section 9.02 shall not be the exclusive remedy for any breach by the Company of any of the representations, warranties, covenants or other provisions of this Agreement and shall be in addition to any other remedies available at law or in equity to Parent or Sub.

        (f)    For the avoidance of doubt, neither (i) the termination of this Agreement by either the Company or Parent as provided in Section 9.01 or (ii) the payment by the Company to Parent of any Termination Fees or any other fees and expenses pursuant to this Section 9.02 shall effect, diminish or alter the obligations of Parent and the Company under the Alliance Agreements, including, but not limited to, any obligations of the Company thereunder to make payments to Parent.

        Section 9.03    Amendment.    This Agreement may be amended by the parties at any time before or after receipt of Company Stockholder Approval; provided, however, that after receipt of Company Stockholder Approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        Section 9.04    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 9.05    Procedure for Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver pursuant to Section 9.04 shall, in order to be effective, be in writing and require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE X

GENERAL PROVISIONS

        Section 10.01    Nonsurvival of Representations and Warranties.    Except as provided in the Tender Agreements, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time.

        Section 10.02    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)
  if to Parent or Sub, to

      Abbott Laboratories
      100 Abbott Park Road
      Building AP6D, Department 6392
      Abbott Park, Illinois 60064-6020
      Attention: President and Chief Operations Officer,
                  Medical Products Group
      Fax: (847) 938-6277

      and

      Abbott Laboratories
      100 Abbott Park Road
      Building AP6D, Department 322
      Abbott Park, Illinois 60064-6020
      Attention: Divisional Vice President,
                  Domestic Legal Operations
      Fax: (847) 938-1206

    with a copy to:

      Mayer, Brown, Rowe & Maw LLP
      190 South LaSalle Street
      Chicago, Illinois 60603-3441
      Attention: James T. Lidbury
      Fax: (312) 701-7711

  (b)
  if to the Company, to

      i-STAT Corporation
      104 Windsor Center Drive
      East Windsor, New Jersey 08520
      Attention: William Moffitt
      Fax: (609) 426-3901

    with a copy to:

      Paul, Hastings, Janofsky & Walker LLP
      1055 Washington Boulevard
      Stamford, CT 06901
      Attention: Esteban A. Ferrer, Esq.
      Fax: (203) 359-3031

        Section 10.03    Interpretation.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        Section 10.04    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Section 10.05    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by Applicable Law.

        Section 10.06    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, the Company Disclosure Letter and all exhibits and schedules hereto and the Confidentiality Agreement, taken together, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Section 7.06, and, from and after the Effective Time, Section 3.01(c)(i), Section 3.01(d)(i), Section 7.04 and Section 7.11 are not intended to confer upon any Person other than the parties any rights or remedies.

        Section 10.07    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        Section 10.08    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 10.09    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any Delaware state court or any federal court located in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

[Intentionally left blank]

        IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

ABBOTT LABORATORIES
By:	/s/ RICHARD A. GONZALEZ
Name:	Richard A. Gonzalez
Title:	President and Chief Operating Officer, Medical Products Group
SENATOR ACQUISITION CORPORATION
By:	/s/ THOMAS C. FREYMAN
Name:	Thomas C. Freyman
Title:	President
i-STAT CORPORATION
By:	/s/ WILLIAM P. MOFFITT
Name:	William P. Moffitt
Title:	President and Chief Executive Officer

EXHIBIT A

Conditions of the Offer

        Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Offer Securities promptly after the termination or withdrawal of the Offer), to pay for any Offer Securities tendered pursuant to the Offer unless (i) there shall have been validly tendered (including by notice of guaranteed delivery) and not withdrawn prior to the expiration of the Offer (including any extensions thereof in accordance with Section 2.01(a) of this Agreement) (the "Determination Time") that number of Offer Securities which would represent, together with all shares of Company Common Stock beneficially owned by Parent or Sub, at least a majority in voting power of the Fully Diluted Shares (the "Minimum Tender Condition") and (ii) the waiting period (and any extension thereof) applicable to the purchase of Offer Securities pursuant to the Offer under the HSR Act shall have been terminated or shall have expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all Offer Securities tendered pursuant to the Offer, shall have been obtained or made prior to the expiration of the Offer. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or to pay for any Offer Securities not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of this Agreement and before the acceptance of any such Offer Securities for payment or the payment therefor, any of the following conditions exists:

        (a)   there shall be threatened in writing or pending any Proceeding that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Offer Securities, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other Transaction, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its Subsidiary taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Offer, the Merger or any of the other Transactions, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Offer Securities, including the right to vote any Offer Securities purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries, or (v) which otherwise is reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect;

        (b)   any statute, rule, regulation, legislation, interpretation, judgment, Order or injunction shall be threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to the Offer, the Merger or any of the other Transactions, by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

        (c)   (i) it shall have been publicly disclosed or Parent shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than fifteen percent (15%) of the outstanding shares of the Company

A-1

Common Stock has been acquired by another Person (including any group as defined in the Exchange Act) other than Cerberus Capital Management, L.P. and its Affiliates ("Cerberus"), (ii) Cerberus shall have acquired beneficial ownership of thirty percent (30%) or more of the outstanding shares of the Company Common Stock or (iii) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer and this Agreement or the Company Board or any committee thereof shall have resolved to take any of the foregoing actions;

        (d)   (i) any representation or warranty of the Company contained in this Agreement that is qualified as to Company Material Adverse Effect shall not be true and correct or (ii) any such representation or warranty that is not so qualified shall not be true and correct, unless such failure to be true and correct shall not have had a Company Material Adverse Effect and could not reasonably be expected to have a Company Material Adverse Effect, in any such case under clause (i) or (ii), as of the Determination Time as though made at the Determination Time, except to the extent that such representation or warranty expressly relates to a specific date, in which case such representation or warranty need only be so true and correct on and as of such specific date in order to satisfy this condition;

        (e)   the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

        (f)    this Agreement shall have been terminated in accordance with its terms;

which, in the sole judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its Affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

        The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion, except that the Minimum Tender Condition may not be waived. The failure by Parent, Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

A-2

EXHIBIT B

Principal Company Stockholders

Bruce Basarab

J. Robert Buchanan

Sam H. Eletr

Daniel R. Frank

William P. Moffitt

Lorin J. Randall

Lionel N. Sterling

Anne M. VanLent

Michael P. Zelin

Stephen Feinberg, in his capacity as (A) the managing member of Cerberus Associates, LLC, (B) the general partner of Cerberus Partners, L.P. and (C) through one or more intermediate entities, the investment manager for each of (i) Cerberus International, Ltd., (ii) Cerberus Series One Holdings, LLC, (iii) Cerberus Series Two Holdings, LLC, (iv) Cerberus America Series One Holdings, LLC and (v) certain other private investment funds and/or managed accounts that own shares of Common Stock, Series D Stock and/or Warrants (as such terms are defined herein) and for which he possesses sole voting and investment authority

B-1

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AGREEMENT AND PLAN OF MERGER